                                                                   EXHIBIT 2.19


                            STOCK PURCHASE AGREEMENT

                                  by and among

                            CABOT SAFETY CORPORATION
                                   ("Buyer"),

                                PELTOR HOLDING AB
                                (the "Company"),

                             LEIF PALMAER INVEST AB
                                    ("LPAB"),

                            LEIF ANDERSSON INVEST AB
                                    ("LAAB")

                                       and

                            ACTIVE I MALMO AB (publ.)
                               (the "Stockholder")



                                 April 25, 1996
                             as amended May 15, 1996

                            STOCK PURCHASE AGREEMENT



INDEX                                                                                                  Page
SECTION 1.            SALE OF SHARES AND PURCHASE PRICE................................................  1
- ----------            ---------------------------------
        1.1           Transfer of Company Shares, LPAB Shares and LAAB
                      ------------------------------------------------
                      Shares...........................................................................  1
                      ------
        1.2           Purchase Price...................................................................  2
                      --------------
        1.3           Closing Statements; Purchase Price Adjustments...................................  2
                      ----------------------------------------------
        1.4           Closing..........................................................................  4
                      -------
        1.5           Further Assurances...............................................................  5
                      ------------------
        1.6           Non-Competition Agreement........................................................  5
                      -------------------------
        1.7           Non-Competition Payment..........................................................  6
                      -----------------------
        1.8           Transfer Taxes...................................................................  6
                      --------------
        1.9           Escrow Arrangements..............................................................  6
                      -------------------

SECTION 2.            REPRESENTATIONS AND WARRANTIES OF THE
- ----------            -------------------------------------
                      COMPANIES AND THE STOCKHOLDER....................................................  6
                      -----------------------------
        2.1           Making of Representations and Warranties.........................................  6
                      ----------------------------------------
        2.2           Organization and Qualifications of the Company...................................  6
                      ----------------------------------------------
        2.3           Subsidiaries.....................................................................  7
                      ------------
        2.4           Capital Stock of the Companies...................................................  7
                      ------------------------------
        2.5           Authority of the Company and the Stockholder.....................................  8
                      --------------------------------------------
        2.6           Real and Personal Property.......................................................  9
                      --------------------------
        2.7           Financial Statements; Undisclosed Liabilities.................................... 10
                      ---------------------------------------------
        2.8           Taxes............................................................................ 11
                      -----
        2.9           Absence of Certain Changes....................................................... 12
                      --------------------------
        2.10          Banking Relations................................................................ 14
                      -----------------
        2.11          Patents, Trade Names, Trademarks, Copyrights and
                      ------------------------------------------------
                      Proprietary Rights............................................................... 14
                      ------------------
        2.12          Trade Secrets and Customer Lists................................................. 15
                      --------------------------------
        2.13          Contracts........................................................................ 15
                      ---------
        2.14          Litigation....................................................................... 16
                      ----------
        2.15          Compliance with Laws............................................................. 17
                      --------------------
        2.16          Insurance........................................................................ 17
                      ---------
        2.17          Warranty and Related Matters..................................................... 17
                      ----------------------------
        2.18          Investment Banking; Brokerage.................................................... 18
                      -----------------------------
        2.19          Permits; Burdensome Agreements................................................... 18
                      ------------------------------
        2.20          Transactions with Interested Persons............................................. 18
                      ------------------------------------
        2.21          Employee Benefit Programs........................................................ 19
                      -------------------------
        2.22          Environmental Matters............................................................ 20
                      ---------------------
        2.23          Employees; Labour Matters........................................................ 22
                      -------------------------
        2.24          Customers and Distributors....................................................... 23
                      --------------------------
        2.25          Disclosure....................................................................... 23
                      ----------
        2.26          Effect of Purchase of LPAB Shares or LAAB Shares................................. 24
                      ------------------------------------------------



SECTION 3.            COVENANTS OF THE COMPANY, LAAB, LPAB
- ----------            ------------------------------------
                      AND THE STOCKHOLDER.............................................................. 24
                      -------------------
        3.1           Making of Covenants and Agreements............................................... 24
                      ----------------------------------
        3.2           Conduct of Business.............................................................. 24
                      -------------------
        3.3           Consents and Approvals........................................................... 26
                      ----------------------
        3.4           Breach of Representations and Warranties......................................... 27
                      ----------------------------------------
        3.5           Acquisition Proposals............................................................ 27
                      ---------------------
        3.6           No Sales of Capital Stock........................................................ 28
                      -------------------------
        3.7           Pre-Closing Cooperation on Transition Planning................................... 28
                      ----------------------------------------------
        3.8           Confidentiality.................................................................. 28
                      ---------------
        3.9           General Release.................................................................. 29
                      ---------------

SECTION 4.            REPRESENTATIONS AND WARRANTIES OF
- ----------            ---------------------------------
                      BUYER............................................................................ 29
                      -----
        4.1           Making of Representations and Warranties......................................... 29
                      ----------------------------------------
        4.2           Organization of Buyer............................................................ 29
                      ---------------------
        4.3           Authority........................................................................ 30
                      ---------
        4.4           Litigation....................................................................... 30
                      ----------
        4.5           Investment Banking; Brokerage.................................................... 30
                      -----------------------------

SECTION 5.            COVENANTS OF BUYER............................................................... 31
- ----------            ------------------
        5.1           Making of Covenants and Agreements............................................... 31
                      ----------------------------------
        5.2           Consents and Approvals........................................................... 31
                      ----------------------
        5.3           Confidentiality.................................................................. 31
                      ---------------

SECTION 6.            CONDITIONS....................................................................... 32
- ----------            ----------
        6.1           Conditions to the Obligations of Buyer........................................... 32
                      --------------------------------------
        6.2           Conditions to the Obligations of the Company and the
                      ----------------------------------------------------
                      Stockholder...................................................................... 35
                      -----------

SECTION 7.            TERMINATION OF AGREEMENT......................................................... 36
- ----------            ------------------------
        7.1           Termination...................................................................... 36
                      -----------
        7.2           Effect of Termination............................................................ 37
                      ---------------------
        7.3           Right to Proceed................................................................. 37
                      ----------------

SECTION 8.            SURVIVAL OF WARRANTIES; FEES AND
- ----------            --------------------------------
                      EXPENSES......................................................................... 38
                      --------
        8.1           Survival of Warranties........................................................... 38
                      ----------------------
        8.2           Fees and Expenses................................................................ 38
                      -----------------

SECTION 9.            INDEMNIFICATION.................................................................. 38
- ----------            ---------------
        9.1           Claims by Buyer.................................................................. 38
                      ---------------
        9.2           Notification by Buyer............................................................ 38
                      ---------------------
        9.3           Time Limit for claims by Buyer................................................... 39
                      ------------------------------



        9.4           Settlement of Claims by the Stockholder.......................................... 39
                      ---------------------------------------
        9.5           Claims by the Stockholder........................................................ 39
                      --------------------------
        9.6           Notification by the Stockholder.................................................. 40
                      -------------------------------
        9.7           Time Limit for claims by the Stockholder......................................... 40
                      ----------------------------------------
        9.8           Settlement of Claims by Buyer.................................................... 40
                      -----------------------------
        9.9           Exclusive Remedy................................................................. 40
                      ----------------
        9.10          Dollar for Dollar Claims......................................................... 41
                      ------------------------

SECTION 10.           MISCELLANEOUS.................................................................... 41
- -----------           -------------
        10.1          Law Governing.................................................................... 41
                      -------------
        10.2          Notices.......................................................................... 41
                      -------
        10.3          Entire Agreement................................................................. 42
                      ----------------
        10.4          Assignability.................................................................... 42
                      -------------
        10.5          Publicity and Disclosures........................................................ 42
                      -------------------------
        10.6          Captions and Gender.............................................................. 42
                      -------------------
        10.7          Certain Definitions.............................................................. 42
                      -------------------
        10.8          Execution in Counterparts........................................................ 43
                      -------------------------
        10.9          Amendments; Waivers.............................................................. 43
                      -------------------
        10.10         Dispute Resolution............................................................... 43
                      ------------------
        10.11         Certain Remedies; Severability................................................... 44
                      ------------------------------


EXHIBIT A             Form of Appointment Letter
EXHIBIT B             Form of Non-Competition Agreement
EXHIBIT C             Form of Escrow Agreement
EXHIBIT D             Form of General Release
EXHIBIT E             Form of Confidentiality Agreement
EXHIBIT F             Form of Company Counsel Opinion
EXHIBIT G             Form of Buyer Counsel Opinion
EXHIBIT H             Form of General Release
EXHIBIT I             Forms of Press Releases

                            STOCK PURCHASE AGREEMENT
                            ------------------------

     AGREEMENT entered into as of April 25, 1996 by and among Cabot Safety Corporation, a Delaware corporation ("Buyer"), Peltor Holding AB, a Swedish corporation (the "Company"), AB Leif Palmaer Invest AB, a Swedish corporation ("LPAB"), Leif Andersson Invest AB, a Swedish corporation ("LAAB"), (the Company, LPAB and LAAB collectively referred to as the "Companies"), and Active i Malmo (publ.) a Swedish corporation (the "Stockholder").


                               W I T N E S S E T H

     WHEREAS, the Stockholder owns of record and beneficially 278.050 shares of the outstanding and issued capital stock of the Company (the "Company Shares"), LPAB owns of record and beneficially 300,000 shares of the outstanding and issued capital stock of the Company and LAAB owns of record and beneficially 300,000 shares of the outstanding and issued capital stock of the Company, such 878,050 shares all having a par value of SEK 5 and constituting the entire issued capital stock of the Company (said shares being referred to herein as the "Common Stock"); and

     WHEREAS, the Stockholder owns of record and beneficially all of the issued and outstanding capital stock of (x) LPAB, consisting of 500 shares with a par value per share of SEK100 (the "LPAB Shares") and (y) LAAB consisting of 500 shares with a par value per share of SEK100 (the "LAAB Shares"); and

     WHEREAS, the Stockholder desires to sell all of the Company Shares, LPAB Shares and LAAB Shares to Buyer, and Buyer desires to acquire all of the Company Shares, LPAB Shares and LAAB Shares.

     NOW, THEREFORE, in order to consummate said purchase and sale and in consideration of the mutual agreements set forth herein, the parties hereto agree as follows:


SECTION 1.     SALE OF SHARES AND PURCHASE PRICE.
- ------------------------------------------------

     1.1 TRANSFER OF COMPANY SHARES, LPAB SHARES AND LAAB SHARES. At the Closing, the Stockholder shall deliver or cause to be delivered to Buyer certificates representing all of the Company Shares, LPAB Shares and LAAB Shares. Such stock certificates shall be duly endorsed in blank for transfer or shall be presented with stock powers duly executed in blank, with such signature guarantees and such other documents as may be reasonably required by Buyer to effect a valid transfer of such Company Shares, LPAB Shares and LAAB Shares by the Stockholder, free and clear of any and all liens, encumbrances, charges or claims of any nature whatsoever.

     1.2  PURCHASE PRICE.

     (a) In consideration of the sale by the Stockholder to Buyer of the Company Shares, LPAB Shares and LAAB Shares and in reliance upon the representations and warranties of the Company, LAAB, LPAB and the Stockholder herein contained and made at the Closing and subject to the satisfaction of all of the conditions contained herein, Buyer agrees to pay to the Stockholder a total aggregate consideration (the "Purchase Price") equal to:

     (i) Sixty Five Million Five Hundred Thousand Dollars ($65,500,000); less any dividends, distributions, and redemptions declared by the Company LPAB or LAAB after December 31, 1995, including without limitation the proposed dividend of SEK 30,0 million described in the Company's annual report for the year ended December 31, 1995 and disclosed in Schedule 3.2;

     (ii) minus the Adjustment Amount (if any), to be determined in accordance with Section 1.3.

     (b) The Purchase Price shall be payable as follows:

     (i) At the Closing, Buyer shall deliver to the Escrow Agent (as defined in Section 1.9) Ten Million Dollars ($10,000,000) to be held as escrow funds (the "Escrow Funds") as provided in the Escrow Agreement (as defined in Section 1.9);

     (ii) At the Closing, Buyer shall pay to the Stockholder by wire transfer of immediately available funds to an account of the Stockholder, written notice of which account has been provided to Buyer not less than three (3) business days prior to the Closing the difference between the amount set forth in clause
(a)(i) above and Ten Million Dollars ($10,000,000) delivered to the Escrow Agent pursuant to clause (b)(i) above; and

     (iii) The amount set forth in clause (a)(ii) above shall be determined and paid in accordance with Section 1.3.

     1.3 CLOSING STATEMENTS; PURCHASE PRICE ADJUSTMENTS.

     (a) As soon as practicable following the Closing, but in no event later than 60 days following the Closing Date, the Company shall prepare in accordance with generally accepted accounting principles in Sweden consistently applied by the Company as if the Company were during all relevant periods an independent entity ("Swedish GAAP"), to have reviewed by Arthur Andersen & Co., LLP ("AA") and to have delivered to the Stockholder (i) a consolidated balance sheet as of the Closing Date (the "Closing Balance Sheet") of the Company and its subsidiaries, (ii) a calculation of working capital (determined in accordance with Swedish GAAP) as of the Closing Date for the Company and its subsidiaries on a consolidated basis (the "Closing Working Capital"), (iii) a calculation of net worth (determined in accordance with Swedish GAAP) as of the Closing Date for the Company and its subsidiaries on a consolidated basis (the "Closing Net Worth") and (iv) a consolidated statement of operations and statement of cash flows of the Company and its subsidiaries for the period from January 1, 1996 through the Closing Date (the "Closing Income Statement") (the Closing Balance Sheet, calculation of Closing Working Capital, calculation of Closing Net Worth and Closing Income Statement shall be referred to herein collectively as the "Closing Statements"). On the basis of the Closing Statements, the Stockholder shall pay to Buyer the Adjustment Amount, as defined below, if the Adjustment Amount is a negative number; subject, however, to the rights of the Stockholder as provided in Section 1.3(b). A negative "Adjustment Amount" shall be payable by the Stockholder if and to the extent that either (i) the Closing Net Worth is less than SEK 96,0 million or (ii) the Closing Working Capital is less than SEK 38,8 million. Such Adjustment should be made on a dollar for dollar basis calculated as by the exchange rate US$ for SEK on the Closing Date.

     (b) Within 30 days after Buyer's delivery of the Closing Statements, the Stockholder may deliver written notice (the "Protest Notice") to Buyer of any objections, and the basis therefor, which the Stockholder may have to the Closing Statements. However, if the claimed Adjustment Amount exceeds US$ 10,000,000 Stockholder shall, instead of delivering a Protest Notice, be entitled to terminate this Agreement by delivering a Termination Letter within the period of time stated above. If the Stockholder chooses to terminate this Agreement it shall refund to Buyer such amount as stated in Section 7.1(f). The failure of the Stockholder to deliver such Protest Notice within the prescribed time period will constitute the Stockholder's acceptance of the Closing Statements as delivered by Buyer. During the 10 business days following Buyer's receipt of the Protest Notice, Buyer and the Stockholder shall attempt to resolve any disagreement with respect to the Closing Statements and the appropriateness thereof. If at the end of the period specified in the immediately preceding sentence, Buyer and the Stockholder shall have failed to resolve the disagreement specified in the Protest Notice, either party may for the purpose of resolving the dispute sign and send an Appointment Letter in the form set out in EXHIBIT A (the "Appointment Letter") to Ernst & Young in Malmo (the "Dispute Accountants") for final determination within 45 days, which determination shall be limited to (i) a review of the Closing Statements and the Protest Notice (together with supplements or amendments thereto) for the purpose of determining whether the Closing Statements were prepared in accordance with Swedish GAAP and (ii) calculation of any adjustments required to be made to the Closing Statements to make them conform to Swedish GAAP. This provision for arbitration shall be specifically enforceable by the parties, and the determination of the Dispute Accountants in accordance with the provisions hereof shall be final and binding upon Buyer and the Stockholder with no right of appeal therefrom. Except as otherwise provided in this Section 1.3, the arbitration shall be conducted in accordance with the procedures set forth in Section 10.10. The fees and expenses of the Dispute Accountants shall be paid by the party (i.e., Buyer, on the one hand, or the Stockholder, on the other hand) whose last proposed offer for the settlement of the items in dispute, taken as a whole, was farther away from the final determination of the Dispute Accountants; PROVIDED HOWEVER, that if the allocation of the Dispute Accountants' fees and expenses pursuant to this paragraph is not feasible, the Dispute Accountants shall determine such allocation among Buyer and the Stockholder in their discretion. If the Adjustment Amount (exclusive of the Dispute Accountants' fees and expenses) exceeds $50,000, interest shall accrue thereon and be payable therewith from the date of the Closing to the day preceding the date of payment at the annual rate of 8%.

     (c) The Stockholder and Buyer agree that within 5 days after the final determination of the Closing Statements and the Adjustment Amount, if any:

     (i) If a negative Adjustment Amount is payable by the Stockholder, then the Stockholder and Buyer shall execute an Escrow Release Letter (as defined in the Escrow Agreement) instructing the Escrow Agent to immediately distribute the Escrow Funds as follows: (x) to Buyer an amount equal to such Adjustment Amount, including interest pursuant to Section 1.3(b), if any; (y) to the Dispute Accountants such portion of their fees and expenses as is allocated to the Stockholder; and (z) to the Stockholder the balance of the Escrow Funds, if any; provided, however, that if the Adjustment Amount exceeds the available Escrow Funds, the Stockholder shall immediately pay to Buyer the difference.

     (ii) If no Adjustment Amount is payable by the Stockholder, then the Stockholder and Buyer shall execute an Escrow Release Letter instructing the Escrow Agent to immediately distribute the Escrow Funds to the Stockholder.

     1.4 CLOSING. The transactions contemplated by this Agreement shall be consummated at the closing (the "Closing") which will take place at the offices of Mannheimer Swartling, counsel for Buyer, in Malmo, Sweden, on the later of May 15, 1996 or the date three (3) business days following the satisfaction or waiver of the conditions set forth in Section 6.1. Notwithstanding the foregoing, the Closing may take place at such other place, time or date as may be mutually agreed upon in writing by the Stockholder and Buyer. The date of the Closing is referred to herein as the "Closing Date". Notwithstanding anything in
Section 1.7 to the contrary, in the event all conditions to Closing (other than conditions to be fulfilled at the Closing) have been satisfied or waived on or prior to the Outside Closing Date (as defined in Section 7.1(b)), then no party shall be entitled to exercise its right of termination as contemplated therein by reason of the fact that this Section 1.4 contemplates Closing following satisfaction of waiver of conditions, such provision being included for the convenience of the parties and their counsel in connection with the Closing.

     1.5 FURTHER ASSURANCES. The Stockholder from time to time after the Closing at the request of Buyer and without further consideration shall execute and deliver further instruments of transfer and assignment and take such other action as Buyer may reasonably require to more effectively transfer and assign to, and vest in, Buyer the Company Shares, LPAB Shares and LAAB Shares free and clear of any and all liens, encumbrances, charges or claims and all rights thereto, and to fully implement the provisions of this Agreement.

     1.6 NON-COMPETITION AGREEMENT. As a material inducement to and a condition precedent of Buyer's purchase of the Company Shares, LPAB Shares and LAAB Shares, and associated goodwill, technology and know-how the Stockholder agrees to execute and deliver at the Closing a Non-Competition Agreement in the form of Exhibit B attached hereto (the "Non-Competition Agreement") whereby the Stockholder agrees that during the period commencing on the date of the Closing and ending on the date which is five (5) years after the date of the Closing, the Stockholder will not, without the express written consent of the Company, directly or indirectly, in the existing markets, engage in any activity which is, or participate or invest in or assist (whether as owner, part-owner, shareholder, partner, or in any other capacity) any business organization whose activities, products or services include the manufacture, distribution or sale anywhere in the existing markets of products of the kind currently manufactured by the Company. Without implied limitation, the foregoing covenant shall include (i) hiring or attempting to hire for or on behalf of any such competitor any officer, employee or consultant named on Schedule 2.23(a), (ii) soliciting or encouraging any officer or employee of the Company, Buyer or any of their respective affiliates to terminate his or her relationship or employment with the Company, Buyer or any of their respective affiliates, soliciting for or on behalf of any such competitor any client of the Company, Buyer or any of their respective affiliates, and diverting to any Person (as hereinafter defined) any client or business opportunity of the Company, Buyer or any of their respective affiliates. For purposes of this Agreement, the term "Person" shall mean an individual, a corporation, an association, a partnership, an estate, a trust, and any other entity or organization. For purposes of this Section 1.6, the term "affiliate" shall mean, as to any Person, (i) each direct or indirect Subsidiary (as defined in Section 2.3 below) of such Person, (ii) each other Person of which such Person is a direct or indirect Subsidiary, and (iii) each other direct or indirect Subsidiary of such other Person. The Stockholder also agrees to use its best efforts to cause Mr. Leif Palmaer and Mr. Leif Andersson to execute and deliver at the Closing a non-competition agreement substantially equivalent to the Non-Competition Agreement, with such changes as may be required to comply with Swedish law.

     1.7 NON-COMPETITION PAYMENT. Subject in all events to the consummation of the Closing (and provided that this Section 1.7 shall be of no effect in the event the Closing does not occur for any reason), in consideration of the execution and delivery by the Stockholder of the Non-Competition Agreement, at the Closing Buyer shall make a cash payment to the Stockholder in the amount of Twenty Million Dollars ($20,000,000).

     1.8 TRANSFER TAXES. All transfer taxes, fees and duties under Swedish law incurred in connection with the sale and transfer of the Company Shares, LPAB Shares and LAAB Shares under this Agreement will be borne and paid by the Stockholder, and all transfer taxes, fees and duties under the laws of the United States incurred in connection with the sale and transfer of the Company Shares, LPAB Shares and LAAB Shares under this Agreement will be borne and paid by the Buyer.

     1.9 ESCROW ARRANGEMENTS. The amount specified in Section 1.2(b)(ii) shall be delivered to SE Banken, Malmo as escrow agent (the "Escrow Agent") under the terms of an escrow agreement substantially in the form of EXHIBIT C hereto (the "Escrow Agreement"). The Escrow Funds shall be held by the Escrow Agent in accordance with and subject to the limitations set forth in the Escrow Agreement to secure the payment of any Adjustment Amount by the Stockholder.

SECTION 2.     REPRESENTATIONS AND WARRANTIES OF THE
- ----------------------------------------------------
               COMPANIES AND THE STOCKHOLDER.
               -----------------------------

     2.1 MAKING OF REPRESENTATIONS AND WARRANTIES. As a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby the Company, LPAB, LAAB and the Stockholder hereby make to Buyer and its affiliates the representations and warranties contained in this Section 2. Whenever in this Section 2 the "Company" is mentioned it shall also, unless otherwise specifically stated, if applicable include LPAB and/or LAAB so that all representations and warranties etc. in all subsections shall be applied to LPAB and LAAB to the same extent as to the Company.

     2.2 ORGANIZATION AND QUALIFICATIONS OF THE COMPANY. The Company is a corporation duly organized, validly existing and in good standing under the laws of Sweden with full power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased and where such business is currently conducted or proposed to be conducted, except where the failure to do so would not have a Material Adverse Effect (as defined below). For purposes of this Agreement, (a) a "Material Adverse Effect" means a material adverse effect on the properties, assets, business, condition (financial or otherwise) and prospects of the Company; (b) an adverse effect shall be deemed "material" if and only if it results in an increase or prospective increase in liabilities or a decrease or prospective decrease in assets of SEK 6,700,000 or more or in a decrease or prospective decrease in earnings of SEK 670,000 or more; and (c) current circumstances or presently known data or existing developments that a reasonable person similarly situated would anticipate would have a materially unfavourable impact upon the future properties, assets, business, condition (financial or otherwise) or prospects of the Company shall be deemed to be within the scope of matters encompassed by the term "Material Adverse Effect" regardless of the fact that such circumstances, data or developments have not yet had a material adverse effect on the properties, assets, business, condition (financial or otherwise) or prospects of the Company. Material Adverse Effect should be referred to an individual effect rather than aggregated unless specifically stated otherwise.

     2.3 SUBSIDIARIES. The Company has no subsidiaries or investments in any other corporation or business organization except as listed in SCHEDULE 2.3 (collectively, the "Subsidiaries" or individually, a "Subsidiary"). Each Subsidiary of the Company is a duly organized, validly existing corporation in good standing under the laws of the jurisdiction of its incorporation with full power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is currently conducted or proposed to be conducted, except where the failure to do so would not have a Material Adverse Effect. Except as disclosed in SCHEDULE 2.3, all of the outstanding shares of capital stock of each Subsidiary are owned beneficially and of record by the Company free of any lien, restriction or encumbrance and said shares have been duly and validly issued and are outstanding, fully paid and non-assessable. Except as disclosed in SCHEDULE 2.3, there are no outstanding warrants, options or other rights to purchase or acquire any of the shares of capital stock of any Subsidiary, or any outstanding securities convertible into such shares or outstanding warrants, options or other rights to acquire any such convertible securities.

     2.4 Capital Stock Of the Companies.
         ------------------------------

     (a) The total issued capital stock of the Company consists of 878,050 shares, with a par value of SEK 5 per share, which constitute the entire issued capital stock (the "Common Stock"). As of the date hereof, Stockholder, LPAB and LAAB lawfully owns their respective parts of the Common Stock, as set forth in the preamble of this Agreement, free and clear of all pledges, liens, encumbrances, charges, restrictions, voting agreements or trusts, rights, claims, options or any other restrictions or commitments of any nature ("Claims"). There are no outstanding subscriptions, options, warrants, rights, preemptive rights, agreements, arrangements or commitments of any kind for or relating to the issuance, sale, registration or voting of, or outstanding securities convertible into or exchangeable for, any shares of capital stock of any class or other equity interests of the Company. Stockholder, LPAB and LAAB have good and transferable title to their respective part of the Common Stock and has the absolute right, power and capacity to sell, assign and deliver the Common Stock to Buyer in accordance with the terms of this Agreement free and clear of all Claims. Upon delivery to Buyer at the Closing of the certificates representing the Common Stock, these certificates shall be duly endorsed in favour of Buyer, free and clear of any Claims.

     (b) The total issued capital stock of LPAB consists of 500 shares, with a par value of SEK 100 per share, which constitute the entire issued capital stock (the "LPAB Shares"). As of the date hereof, Stockholder lawfully owns the LPAB Shares free and clear of all Claims. There are no outstanding subscriptions, options, warrants, rights, preemptive rights, agreements, arrangements or commitments of any kind for or relating to the issuance, sale, registration or voting of, or outstanding securities convertible into or exchangeable for, any shares of capital stock of any class or other equity interests of LPAB. Stockholder has good and transferable title to the LPAB Shares and has the absolute right, power and capacity to sell, assign and deliver the LPAB Shares to Buyer in accordance with the terms of this Agreement free and clear of all Claims. Upon delivery to Buyer at the

Closing of the certificates representing the LPAB Shares, these certificates shall be duly endorsed in favour of Buyer, free and clear of any Claims.

     (c) The total issued capital stock of the LAAB consists of 500 shares, with a par value of SEK 100 per share, which constitute the entire issued capital stock (the "LAAB Shares"). As of the date hereof, Stockholder lawfully owns the LAAB Shares free and clear of all Claims. There are no outstanding subscriptions, options, warrants, rights, preemptive rights, agreements, arrangements or commitments of any kind for or relating to the issuance, sale, registration or voting of, or outstanding securities convertible into or exchangeable for, any shares of capital stock of any class or other equity interests of LAAB. Stockholder has good and transferable title to the LAAB Shares and has the absolute right, power and capacity to sell, assign and deliver the LAAB Shares to Buyer in accordance with the terms of this Agreement free and clear of all Claims. Upon delivery to Buyer at the Closing of the certificates representing the LAAB Shares, these certificates shall be duly endorsed in favour of Buyer, free and clear of any Claims.

     2.5 Authority of the Company and the Stockholder.
         --------------------------------------------

     (a) The Stockholder and the Company have full right, power and authority to enter into this Agreement and each agreement, document and instrument to be executed and delivered by them pursuant to or as contemplated by this Agreement and to carry out the transactions contemplated hereby and thereby. Except as set forth on SCHEDULE 2.5(a), the execution, delivery and performance by the Stockholder and the Company of this Agreement and each such other agreement, document and instrument have been duly authorized by all necessary action of the Company and the Stockholder and no other action on the part of the Company or the Stockholder is required in connection therewith.

     (b) This Agreement and each agreement, document and instrument to be executed and delivered by the Stockholder or the Company pursuant to or as contemplated by this Agreement constitute, or will when executed and delivered constitute, valid and binding obligations of the Stockholder or the Company, as the case may be, enforceable in accordance with their respective terms. Except as set forth on SCHEDULE 2.5(b) the execution, delivery and performance by the Stockholder and the Company of this Agreement and each such other agreement, document and instrument do not and will not violate any provision of their charter documents or any applicable laws or result in a breach of, constitute a default under, cause a termination under, or give rise to a right of termination of any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award, whether written or oral, or otherwise have a Material Adverse Effect.

     2.6 Real and Personal Property.
         --------------------------

     (a) REAL PROPERTY. All of the real property owned or leased by the Company or any of its Subsidiaries is identified on SCHEDULE 2.6(a) (herein referred to as the "Owned Real Property" or the "Leased Real Property", as the case may be, or collectively as the "Real Property"). The Company or its Subsidiaries have good, clear, record and marketable title to all Owned Real Property and enforceable leasehold interests in all Leased Real Property, in each case free and clear of all easements, covenants, restrictions, leases, mortgages, liens, assessments, claims, rights, judgments, encroachments or other matters affecting title other than as set forth on the Base Balance Sheet (as hereafter defined). All of the leases of any of the Leased Real Property (collectively, the "Leases") are currently in full force and effect. Each party to the Leases has performed all of its obligations under each of such Leases in all material respects and is not in default thereunder. Except as disclosed on SCHEDULE 2.6(a), the consummation of the transactions contemplated by this Agreement will not result in any modification, termination, breach or default of any Lease or require any consent from the other parties to any Lease, from the holder of any encumbrance on any Owned Real Property, or from any governmental authority. There are no material defects in the physical condition of any land, buildings or improvements constituting part of the Real Property, and all such buildings and improvements are in good operating condition and repair and have been well maintained. All water, sewer, gas, electric, telephone, drainage and other utilities required by law or necessary for the current or planned operation of the Real Property have been connected under valid permits and pursuant to valid easements where required, and are sufficient to service the Real Property and in good operating condition. There are no pending or threatened requests, applications or proceedings to alter or restrict the zoning or other use restrictions applicable to the Real Property. The improvements and the present uses of the Real Property are permitted, conforming structures and uses under applicable zoning and building codes and ordinances and are in substantial accordance with applicable Lease requirements.

     (b) PERSONAL PROPERTY. A list (prepared from the Company's accounting records with respect to fixed assets) and the location of the machinery, equipment and other fixed assets ("Equipment") used in the operation of the business of the Company or any of its Subsidiaries are set forth on SCHEDULE 2.6(b) hereto. Except as specifically disclosed in SCHEDULE 2.6(b) or in the Base Balance Sheet (as hereinafter defined), the Company or one of its Subsidiaries, as the case may be, has good and marketable title to all of the Equipment and other personal property owned by it free of any mortgage, pledge, lien, conditional sale agreement, security title, encumbrance or other charge. The Equipment is in generally good repair, normal wear and tear excepted, has been well maintained, and conforms in all material respects with all applicable ordinances, regulations and other laws.

     2.7 Financial Statements; Undisclosed Liabilities.
         ---------------------------------------------

     (a) The Company has delivered to Buyer the following financial statements, copies of which are attached hereto as SCHEDULE 2.7:

     (i) Consolidated and consolidating balance sheets of the Company and its Subsidiaries as of December 31, 1993, 1994 and 1995 and statements of income, retained earnings and cash flows for the fiscal years then ended, of which the consolidated statements are certified by Deloitte & Touche LLP, independent public accountants (the "Audited Financial Statements"); and

     (ii) Consolidated and consolidating unaudited balance sheet of the Company as of March 31, 1996 and statements of income, retained earnings and cash flows for the three month period then ended, certified by the chief financial officer of the Company and reviewed by Deloitte & Touche LLP, independent public accountants (the "Unaudited Financial Statements").

     The balance sheet as of December 31, 1995 included in the Audited Financial Statements is referred to herein as the "Base Balance Sheet". All financial statements set forth above have been prepared in accordance with Swedish GAAP applied consistently during the periods covered thereby (except that the Unaudited Financial Statements are not accompanied by footnotes and are subject only to normal year-end audit adjustments), are complete and correct in all material respects and present fairly in all material respects the financial condition of the Company and its Subsidiaries at the dates of said statements and the results of their operations for the periods covered thereby.

     (b) As of the date of the Base Balance Sheet except as stated in SCHEDULE 2.7(b), neither the Company nor any of its Subsidiaries had any liabilities of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown (including without limitation liabilities as guarantor or otherwise with respect to obligations of others, or liabilities for taxes due or then accrued or to become due or contingent or potential liabilities relating to activities of the Company or any of its Subsidiaries or the conduct of their respective businesses prior to the date of the Base Balance Sheet regardless of whether claims in respect thereof had been asserted as of such date), except liabilities stated or adequately reserved against on the Base Balance Sheet or reflected in Schedules furnished to Buyer hereunder as of the date hereof.

     (c) As of the date hereof, neither the Company nor any of its Subsidiaries has, and as of the Closing neither the Company nor any of its Subsidiaries will have, any liabilities of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown (including without limitation liabilities as guarantor or otherwise with respect to obligations or others, or liabilities for taxes due or then accrued or to become due or contingent or potential liabilities relating to activities of the Company and its Subsidiaries or the conduct of their respective business prior to the date hereof or the Closing, as the case may be, regardless of whether claims in respect thereof had been asserted as of such date), except liabilities (i) stated or adequately reserved against on the Base Balance Sheet or the notes thereto, (ii) reflected in Schedules furnished to Buyer hereunder on the date hereof, or (iii) incurred after the date of the Base Balance Sheet in the ordinary course of business of the Company and its Subsidiaries consistent with the terms of this Agreement.

     (d) All of the accounts receivable of the Company or any of its Subsidiaries shown or reflected on the Base Balance Sheet or existing at the date hereof or on the Closing Date (less the reserve for bad debts set forth on the Base Balance Sheet) are or will then be valid and enforceable claims, fully collectible and subject to no setoff or counterclaim. All inventory items shown on the Base Balance Sheet or existing at the date hereof or on the Closing Date are or will then be of a quality and quantity saleable in the ordinary course of business of the Company and its Subsidiaries at profit margins consistent with their experience in prior years (less the inventory reserve set forth on the Base Balance Sheet) and reflect the normal inventory valuation policies of the Company consistent with past practices. Purchase commitments for raw materials and parts are not in excess of normal requirements and none is at a price materially in excess of current market prices. All outstanding sales commitments for the products of the Company and its Subsidiaries are at prices not less than inventory values plus selling expenses and said profit margins.

     2.8 TAXES. The Company and each of its Subsidiaries has paid or caused to be paid all national, state, local, municipal, foreign and other taxes, including without limitation income taxes, estimated taxes, alternative minimum taxes, excise taxes, sales taxes, use taxes, value-added taxes, gross receipts taxes, franchise taxes, capital stock taxes, employment and payroll-related taxes, withholding taxes, stamp taxes, transfer taxes and property taxes, whether or not measured in whole or in part by net income, and all deficiencies, or other additions to tax, interest, fines and penalties owed by it (collectively, "Taxes"), required to be paid by it through the date hereof, whether disputed or not. A list of all national, state, local and foreign income tax returns filed with respect to the Company and its Subsidiaries after 1990 is set forth in SCHEDULE 2.8.
SCHEDULE 2.8 sets forth all tax elections under any taxing regimen that are in effect with respect to the Company or any of its Subsidiaries or for which an application by the Company or any of its Subsidiaries is pending to the best of Stockholder's and the Company's knowledge. No governmental authority is now asserting or threatening to assert against the Company or any of its Subsidiaries any deficiency or claim for additional Taxes. No claim has ever been made by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file reports and returns that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction. Except as set forth on SCHEDULE 2.8, there has not been any audit of any tax return filed by the Company or any of its Subsidiaries, no such audit is in progress, and neither the Company nor any of its Subsidiaries has been notified by any tax authority that any such audit is contemplated or pending. Except as set forth in
SCHEDULE 2.8, no extension of time with respect to any date on which a tax return was or is to be filed by the Company or any of its Subsidiaries is in force.

     2.9 ABSENCE OF CERTAIN CHANGES. Since December 31, 1995 up to Closing Date, the Company and its Subsidiaries have conducted and will conduct their business only in the ordinary course and consistently with past practices, and except as disclosed in SCHEDULE 2.9 attached hereto and except as expressly permitted by this Agreement there has not been:

     (i) Any change in the properties, assets, liabilities, business, operations, condition (financial or otherwise) or prospects of the Company or any of its Subsidiaries which change, by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had a Material Adverse Effect;

     (ii) Any mortgage, encumbrance or lien placed on any of the properties of the Company or any of its Subsidiaries which remains in existence on the date hereof or will remain on the Closing Date;

     (iii) Any contingent liability incurred by the Company or any of its Subsidiaries as guarantor or otherwise with respect to the obligations of others or any cancellation of any material debt or claim owing to, or waiver of any material right of, the Company or any of its Subsidiaries;

     (iv) Any obligation or liability of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown (including without limitation liabilities for Taxes due or to become due or contingent or potential liabilities relating to products or services provided by the Company or any of its Subsidiaries or the conduct of the business of the Company or any of its Subsidiaries since the date of the Base Balance Sheet regardless of whether claims in respect thereof have been asserted), incurred by the Company or any of its Subsidiaries other than obligations and liabilities incurred in the ordinary course of business consistent with the terms of this Agreement (it being understood that product or service liability claims shall not be deemed to be incurred in the ordinary course of business);

     (v) Any purchase, sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any of the properties or assets of the Company or any of its Subsidiaries other than in the ordinary course of business;

     (vi) Any damage, destruction or loss, whether or not covered by insurance, that would materially and adversely deteriorate the properties, assets or business of the Company or any of its Subsidiaries;

     (vii) Any declaration, setting aside or payment of any dividend or other distribution with respect to, or any direct or indirect redemption or acquisition of, any shares of any capital stock of any class of the Company or any of its Subsidiaries or any options, warrants or other rights to acquire, or securities convertible into or exchangeable for, any such capital stock, except as set forth on SCHEDULE 2.9 and except that the Purchase Price shall be reduced by the amount of such dividend, distribution or redemption;

     (viii) Any material loss, destruction or damage to any property of the Company or any of its Subsidiaries, whether or not insured, which would have a material and adverse deteriorating effect;

     (ix) Any labour disputes, troubles or work stoppages or claim of unfair labour practices involving the Company or any of its Subsidiaries which has had Material Adverse Effect; or any increase, direct or indirect, in the compensation paid or payable to any officer, director, employee, agent or stockholder other than normal merit increases in the ordinary course of business consistent with past practice; or any bonus payment or arrangement made to or with any of such officers, employees, agents or independent contractors;

     (x) Any change with respect to the officers or management of the Company or any of its Subsidiaries except as set forth on SCHEDULE 2.9;

     (xi) Any payment or discharge of a material lien or liability of the Company or any of its Subsidiaries which was not shown on the Base Balance Sheet or incurred in the ordinary course of business thereafter;

     (xii) Any obligation or liability incurred by the Company to any of its officers, directors, stockholders or employees, or any loans or advances made by the Company to its officers, directors, stockholders or employees, except normal compensation and expense allowances payable to officers or employees;

     (xiii) Any change in accounting methods or practices, credit practices or collection policies used by the Company or any of its Subsidiaries;

     (xiv) Any agreement or understanding whether in writing or otherwise, for the Company or any of its Subsidiaries to take any of the actions specified in paragraphs (i) through (xiii) above.

     2.10 BANKING RELATIONS. All of the arrangements which the Company or any of its Subsidiaries has with any banking institution are described in SCHEDULE 2.10 attached hereto, indicating with respect to each of such arrangements the type of arrangement maintained (such as checking account, borrowing arrangements, safe deposit box, etc.) and the person or persons authorized in respect thereof.

     2.11 PATENTS, TRADE NAMES, TRADEMARKS, COPYRIGHTS AND PROPRIETARY RIGHTS. All patents, patent applications, trade names, trademarks, trademark registration applications, copyrights, copyright registration applications and other proprietary rights owned by the Company or any of its Subsidiaries or used or to be used by the Company or any of its Subsidiaries in their respective business as presently conducted or contemplated (the "Intellectual Property") are listed in SCHEDULE 2.11. The Company and its Subsidiaries have taken all steps required in accordance with applicable law and sound business practice to establish and preserve their ownership of all Intellectual Property with respect to their products, services and technology. Except as set forth in SCHEDULE 2.11, (a) the Company or its Subsidiaries have exclusive ownership or exclusive license to use all Intellectual Property used or to be used by them in their business as presently conducted free and clear of any attachments, liens, encumbrances or adverse claims and (b) to the best of Stockholder's or the Company's knowledge the present activities or products of the Company or any of its Subsidiaries do not infringe any Intellectual Property of others, (c) no other person has an interest in or right or license to use, or the right to license others to use, any of said Intellectual Property, (d) there are no claims or demands of any other person pertaining thereto and no proceedings have been instituted, or are pending or threatened, which challenge the rights of the Company or any of its Subsidiaries in respect thereof, and there is no basis for any such claims or demands, (e) none of said Intellectual Property is subject to any outstanding order, decree, judgment or stipulation, or to the best of the Stockholder's or the Company's knowledge, is being infringed by others, (f) no proceeding charging the Company or any of its Subsidiaries with infringement of any adversely held patent, trade name, trademark or copyright has been filed or is threatened to be filed, and
(g) there exist no unexpired patent or patent application which includes claims that would materially adversely affect the products or business of the Company and its Subsidiaries. All licenses or other agreements under which (i) the Company or any of its Subsidiaries is granted rights in Intellectual Property owned by others or (ii) the Company or any of its Subsidiaries has granted rights to others in Intellectual Property owned or licensed by the Company or such Subsidiary are listed in SCHEDULE 2.11. All said licenses or other agreements are in full force and effect and there is no default by any party thereto.

     2.12 TRADE SECRETS AND CUSTOMER LISTS. The Company and its Subsidiaries have the right to use, free and clear of any claims or rights of others, all trade secrets, inventions, customer lists and manufacturing and secret processes required for or incident to the manufacture or marketing of all products formerly or presently sold, manufactured, licensed, under development or produced by them, including products licensed from others. Any payments required to be made by the Company or any of its Subsidiaries for the use of such trade secrets, inventions, customer lists and manufacturing and secret processes are described in SCHEDULE 2.12. The Company is not using or in any way making use of any confidential information or trade secrets of any third party, including without limitation, a former employer of any present or past employee of the Company or of any of the predecessors of the Company.

     2.13 CONTRACTS. Except for contracts, commitments, plans, agreements and licenses described in SCHEDULE 2.13 (complete and correct copies of which have been delivered to Buyer), neither the Company nor any of its Subsidiaries is a party to or subject to:

     (a) any plan or contract providing for bonuses, pensions, options, stock purchases, deferred compensation, retirement payments, profit sharing, collective bargaining or the like, or any contract or agreement with any labour union;

     (b) any employment contract or contract for services which requires the payment of SEK 350,000 or more annually or which is not terminable within 30 days by the Company or any of its Subsidiaries without liability for any penalty or severance payment;

     (c) any contract or agreement for the purchase of any commodity or raw material except purchase orders in the ordinary course of business for less than SEK 350.000 or for the purchase of equipment for more than SEK 175,000;

     (d) any other contracts or agreements creating any obligation of the Company or any of its Subsidiaries of SEK 175,000 or more with respect to any such contract or which by its terms is not terminable without penalty by the Company within six months after the date hereof;

     (e) any contract or agreement providing for the purchase of all or substantially all of its requirements of a particular product from a supplier;

     (f) any contract or agreement for the sale or lease of its products not made in the ordinary course of business;

     (g) any contract with any sales agent or distributor;

     (h) any contract containing covenants limiting the freedom of the Company or any of its Subsidiaries to compete in any line of business or with any person or entity;

     (i) any license agreement (as licensor or licensee);

     (j) any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for the borrowing of money and any related security agreement; or

     (k) any contract or agreement with any officer, employee, director or stockholder of the Company or with any of their affiliates.

     A written description of all oral contracts, agreements, arrangements or understandings of the Company or any of its Subsidiaries is set forth on
SCHEDULE 2.13.

     All contracts, agreements, and instruments to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is obligated are valid and are in full force and effect and constitute legal, valid and binding obligations of the Company or such Subsidiary, as the case may be, and the other parties thereto, enforceable in accordance with their respective terms. Neither the Company nor any of its Subsidiaries nor any other party to any such contract, agreement or instrument is in default in complying with any provisions thereof, and no condition or event or facts exists which, with notice, lapse of time or both would constitute a default thereof on the part of the Company or any of its Subsidiaries or on the part of any other party thereto in any such case that could have a Material Adverse Effect. There is no basis for the termination, expiration or modification of any such agreements within one year from the date hereof (other than in accordance with their respective terms), which termination, expiration or modification may have a Material Adverse Effect.

     2.14 LITIGATION. Except for matters described in SCHEDULE 2.14, there is no litigation or governmental or administrative proceeding or investigation pending or threatened against the Company or any of its Subsidiaries or any of their respective officers, directors, stockholders, key employees or other affiliates which may have a Material Adverse Effect or which would prevent or hinder the consummation of the transactions contemplated by this Agreement, nor has there to the best of Stockholder's or the Company's knowledge occurred any event or does there exist any condition on the basis of which any such claim may be asserted. With respect to each matter set forth therein, Schedule 2.14 sets forth a description of the forums for the matter, the parties thereto and the type and amount of relief sought.

     2.15 COMPLIANCE WITH LAWS. Except as set forth in SCHEDULE 2.15, the Company and each of its Subsidiaries is currently in compliance and has heretofore complied in all material respects with all applicable statutes, ordinances, orders, rules and regulations promulgated by any governmental authority of any applicable jurisdiction, and neither the Company nor any of its Subsidiaries has received notice of a violation or alleged violation of any such statute, ordinance, order, rule or regulation.

     2.16 INSURANCE. The physical properties, assets, business, operations, employees, officers and directors of the Company and its Subsidiaries are insured to the extent disclosed in SCHEDULE 2.16 and all insurance policies and arrangements of the Company or any of its Subsidiaries are disclosed in said Schedule. Said insurance policies and arrangements are in full force and effect, all premiums with respect thereto are currently paid, and the Company and each of its Subsidiaries are in compliance in all material respects with the terms of their respective policies. There is no claim by the Company or any of its Subsidiaries pending under any such policies as to which coverage has been questioned, denied or disputed by the insurer. Each such insurance policy shall continue to be in full force and effect at and after the Closing. Such policies of insurance are of the type and in amounts customarily carried by persons conducting business similar to that of the Company and its Subsidiaries.

     2.17 WARRANTY AND RELATED MATTERS. There are no existing or threatened product liability, warranty, failure to adequately warn or any other similar claims against the Company or any of its Subsidiaries for products or services provided by the Company or any of its Subsidiaries, except as disclosed in
SCHEDULE 2.17. The reserve for warranty and similar claims as set forth in the Base Balance Sheet and in the latest balance sheet included in the Unaudited Financial Statements is adequate to satisfy any and all such claims arising from product sales prior to Closing. There are no statements, citations, correspondence or decisions by any government or political subdivision thereof, whether national, state, local or foreign, or any agency or instrumentality of any such government or political subdivision, or any court or arbitrator (collectively, "Governmental Bodies") stating that any product manufactured, marketed or distributed at any time by the Company or any of its Subsidiaries (the "Company Products") is defective or unsafe or fails to meet any product warranty or any standards promulgated by any such Governmental Body. There have been no recalls ordered by any such Governmental Body with respect to any Company Product. Neither the Company nor the Stockholder knows or has any reason to know of (a) any fact relating to any Company Product that may impose upon the Company a duty to recall any Company Product or a duty to warn customers of a defect in any Company Product, (b) any latent or overt design, manufacturing or other defect in any Company Product, or (c) any material liability for warranty or other claims or returns with respect to any the Company Product except in the ordinary course of business consistent with the past experience of the Company for such kind of claims and liabilities. No claim has been asserted against the Company or any of its Subsidiaries for renegotiation or price redetermination of any business transaction, and, there are no facts upon which any such claim could be based.

     2.18 INVESTMENT BANKING; BROKERAGE. Except as set forth in SCHEDULE 2.18, there are no claims for investment banking fees, brokerage commissions, finder's fees or similar compensation (exclusive of professional fees of lawyers and accountants) in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company or any of its Subsidiaries or the Stockholder.

     2.19 PERMITS; BURDENSOME AGREEMENTS. SCHEDULE 2.19 lists all permits, authorizations, qualifications, registrations, licenses, franchises, certifications and other approvals (collectively, the "Approvals") required from any competent governmental authorities in order for the Company or any of its Subsidiaries to conduct their businesses. The Company and each of its Subsidiaries has obtained all the Approvals, which are valid and in full force and effect, and is operating in compliance therewith, except for such noncompliance which would not have a Material Adverse Effect. The Approvals include, but are not limited to, those required under applicable statutes, ordinances, orders, requirements, rules, regulations, or laws pertaining to environmental protection, public health and safety, worker health and safety, buildings, highways or zoning. None of the Approvals is subject to termination by their express terms as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby, and no further Approvals will be required in order to continue to conduct the business currently conducted by the Company or any of its Subsidiaries subsequent to the Closing. Except as disclosed in SCHEDULE 2.19 or in any other Schedule hereto, neither the Company nor any of its Subsidiaries is subject to or bound by any agreement, judgment, decree or order which may materially and adversely affect its properties, assets, business, condition (financial or other) or prospects.

     2.20 TRANSACTIONS WITH INTERESTED PERSONS. Except as set forth in SCHEDULE 2.20, none of the Company, or any of its Subsidiaries, the Stockholder, or any of their respective officers, supervisory employees or directors owns directly or indirectly on an individual or joint basis any material interest in, or serves as an officer or director or in another similar capacity of, any competitor or supplier of the Company or any of its Subsidiaries, or any organization (other than the Stockholder) which has a material contract or arrangement with the Company or any of its Subsidiaries.

     2.21 Employee Benefit Programs.
          -------------------------

     (a) SCHEDULE 2.21(a) sets forth all collective bargaining agreements, profit sharing, stock option and material benefit plans or other similar agreements or arrangements by which any of the Company or its Subsidiaries are bound. All of these contracts and arrangements are in full force and effect, and neither the Company, its Subsidiaries, nor any other party is in default under them. Except as set forth in SCHEDULE 2.21(a), there are no claims of defaults and there are no facts or conditions that with notice or the passage of time would result in a default under these contracts or arrangements. The Company and each of its Subsidiaries complies in all material respects with, and has no future or contingent liability in respect of any past non-compliance with, all applicable laws in connection with their respective employee benefit plans. Except as set forth in SCHEDULE 2.21(a), neither the Company nor any of its Subsidiaries has entered into any change of control, severance other than ordinary course termination notice or indemnity rights or similar arrangements in respect of any present or former employee that will result in any obligation, absolute or contingent, of the Company, or any of the Subsidiaries, to make any payment which individually or in the aggregate would result in a Material Adverse Effect to any present or former employee following the Closing, except as reserved in the Base Balance Sheet. All liabilities to all employees and former employees for all periods prior to the Closing (except for accrued and not yet due current remunerations), whether by virtue of laws, rules, regulations, contract or otherwise, have been fully satisfied and discharged, including without limitation severance or other termination type payments due to any former employees of any of the Company and/or the Subsidiaries, and are adequately reserved for in the Base Balance Sheet.

     (b) SCHEDULE 2.21(b) sets forth a list of every U.S. Employee Program (as defined below) that has been maintained (as such term is further defined below) by the Company at any time during the three-year period ending on the date hereof. There has not been any failure of any party to comply with any laws applicable with respect to the U.S. Employee Programs that have been maintained by the Company. Neither the Company nor any Affiliate (as defined below) has incurred any liability under Title IV of ERISA which will not be paid in full prior to the Closing. There has been no event that may cause the Company or any Affiliate to incur liability or have a lien imposed on its assets under Title IV of ERISA. Neither the Company nor any Affiliate has ever maintained a Multiemployer Plan (as defined below). None of the U.S. Employee Programs ever maintained by the Company or any Affiliate has ever provided health care or any other non-pension benefits to any employees after their employment was terminated (other than as required by part 6 of subtitle B of title I of ERISA) or has ever promised to provide such post-termination benefits. For purposes of this Section 21:

     (i) "U.S. Employee Program" means (x) all employee benefit plans within the meaning of ERISA Section 3(3), including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA Section 3(40)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; and (y) all stock option plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements not described in (x) above for the benefit of any employees of the Company or any Affiliate in the United States. In the case of a U.S. Employee Program funded through an organization described in Code Section 501(c)(9), each reference to such U.S. Employee Program shall include a reference to such organization;

     (ii) An entity "maintains" a U.S. Employee Program if such entity sponsors, contributes to, or provides (or has promised to provide) benefits under such U.S. Employee Program, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under such U.S. Employee Program, or if such U.S. Employee Program provides benefits to or otherwise covers employees of such entity in the United States (or their spouses, dependents, or beneficiaries);

     (iii) An entity is an "Affiliate" of the Company for purposes of this
Section 21 if it would have ever been considered a single employer with the Company under ERISA Section 4001(b) or part of the same "controlled group" as the Company for purposes of ERISA Section 302(d)(8)(C); and

     (iv) "Multiemployer Plan" means a (pension or non-pension) employee benefit plan to which more than one employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

     (c) Neither the Company nor any of the Subsidiaries has any current, future or contingent liability in respect of current or past employees in respect of pension or related retirement benefits including but not limited to any employee benefit plans that are not either fully insured by a third party, fully funded or fully provisioned in the Base Balance Sheet.

     2.22 Environmental Matters.
          ---------------------

     (a) Except as set forth in SCHEDULE 2.22, (i) neither the Company nor any of its Subsidiaries has ever generated, transported, used, stored, treated, disposed of, or managed any Hazardous Waste (as defined below); (ii) no Hazardous Material (as defined below) has ever been or is threatened to be spilled, released, or disposed of at any site presently or formerly owned, operated, leased, or used by the Company or any of its Subsidiaries, or has ever come to be located in the soil or groundwater at any such site; (iii) no Hazardous Material has ever been transported from any site presently or formerly owned, operated, leased, or used by the Company or any of its Subsidiaries for treatment, storage, or disposal at any other place; (iv) neither the Company nor any of its Subsidiaries presently owns, operates, leases, or uses, or previously owned, operated, leased, or used any site on which underground storage tanks are or were located; and (v) no lien has ever been imposed by any governmental agency on any property, facility, machinery, or equipment owned, operated, leased, or used by the Company or any of its Subsidiaries in connection with the presence of any Hazardous Material.

     (b) Except as set forth in SCHEDULE 2.22, (i) neither the Company nor any of its Subsidiaries has any liability under, nor has the Company or any of its Subsidiaries ever violated in any respect, any Environmental Law (as defined below); (ii) the Company and each of its Subsidiaries, any property owned, operated, leased, or used by any of them, and any facilities and operations thereon are presently in compliance in all respects with all applicable Environmental Laws; (iii) neither the Company nor any of its Subsidiaries has ever entered into or been subject to any judgment, consent decree, compliance order, or administrative order with respect to any environmental or health and safety matter or received any request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to any environmental or health and safety matter or the enforcement of any Environmental Law; and (iv) neither the Company nor any Stockholder has any reason to believe that any of the items enumerated in clause (iii) of this paragraph will be forthcoming.

     (c) Except as set forth in SCHEDULE 2.22, no site owned, operated, leased, or used by the Company or any of its Subsidiaries contains any asbestos or asbestos-containing material, any polychlorinated biphenyls (PCBs) or equipment containing PCBs, or any urea formaldehyde foam insulation.

     (d) The Company has provided to Buyer copies of all documents, records, and information available to the Company concerning any environmental or health and safety matter relevant to the Company, whether generated by the Company or any of its Subsidiaries, or others, including, without limitation, environmental audits, environmental risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials, spill control plans, and reports, correspondence, permits, licenses, approvals, consents, and other authorizations related to environmental or health and safety matters issued by any governmental agency.

     (e) For purposes of this Section 2.22, (i) "Hazardous Material" shall mean and include any hazardous waste, hazardous material, hazardous substance, petroleum product, oil, toxic substance, pollutant, or contaminant, as defined or regulated under any Environmental Law, or any other substance which may pose a threat to the environment or to human health or safety; (ii) "Hazardous Waste" shall mean and include any hazardous waste as defined or regulated under any Environmental Law; (iii) "Environmental Law" shall mean any environmental or health and safety-related law, regulation, rule, ordinance, or by-law at the foreign, national, state, or local level, whether existing as of the date hereof, previously enforced, or subsequently enacted; and (iv) "the Company" shall mean and include the Company and its Subsidiaries, its predecessors and all other entities for whose conduct the Company is or may be held responsible under any Environmental Law.

     2.23 Employees; Labour Matters.
          -------------------------

     (a) SCHEDULE 2.23(a) contains a list of all current directors and officers of the Company and its Subsidiaries and a list of all managers, employees and consultants of the Company or any of its Subsidiaries who, individually, have received or are scheduled to receive compensation from the Company and its Subsidiaries for the twelve months ended

December 31, 1995 in excess of SEK 500,000. In each case SCHEDULE 2.23(a) includes the current job title and aggregate annual compensation of each such individual, date of hire of each such individual and the date and amount of the last compensation increase or decrease of such individual. Schedule 2.23(a) further specifies the number of full time and part time employees in and outside the United States. As of the date hereof the Company and its Subsidiaries generally enjoy a good employer-employee relationship.

     (b) Except as set forth in SCHEDULE 2.23(b) or either follows from the collective bargaining agreements specified in Schedule 2.21(a) or under Swedish Law, neither the Company nor any of its Subsidiaries (i) is obligated to provide to any employee compensating time off or wages in lieu thereof, (ii) will upon termination of the employment of any of employees, by reason of the consummation of the transactions contemplated by this Agreement or due to anything done prior to the Closing be liable to any of said employees for so-called "severance pay" or any other payments or (iii) has, or within the last three years had, any policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment of employees.

     (c) Neither the Company nor any of its Subsidiaries is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed to the date hereof or amounts required to be reimbursed to such employees. The Company and its Subsidiaries are in compliance in all material respects with all applicable laws and regulations respecting labour, employment, fair employment practices, terms and conditions of employment, and wages and hours. Except as set forth on
SCHEDULE 2.23(c), there are no (i) complaints, grievances, charges of employment discrimination, wrongful termination, sexual harassment, breaches of express or implied employment arrangements, or unfair labour practices, (ii) strikes, slowdowns, stoppages of work, or other concerted interference with normal operations existing, threatened against or involving the Company or any of its Subsidiaries, (iii) collective bargaining agreements in effect or currently being or about to be negotiated by the Company or any of its Subsidiaries and
(iv) changes pending or threatened with respect to (including, without limitation, resignation of) the senior management or key supervisory personnel of the Company and its Subsidiaries.

     2.24 CUSTOMERS AND DISTRIBUTORS. Stockholder will in accordance Section
3.10 furnish Buyer with a list for (a) any customer (which in the case of chains of affiliated retail outlets shall mean all such outlets considered as a whole, though the list shall list separately each individual store or customer location to which the Company and its Subsidiaries have shipped any products during the past twelve calendar months), representative or distributor (whether pursuant to a commission, royalty or other arrangement) who accounted for more than one percent (1%) of the consolidated sales of the Company and its Subsidiaries for the twelve months ended December 31, 1995 or, whichever gives the lower number, the 30 largest customers of the Company and its Subsidiaries, showing for each such account for such period the amount of net sales (defined as gross sales net of all discounts, returns and allowances and all charges, such as cooperative advertising or similar items) (collectively, the "Customers and Distributors") and (b) any supplier to whom during the twelve months ended December 31, 1995 the Company and its Subsidiaries made payments aggregating SEK 1.500.000 or more or who is the sole supplier to the Company or any of its Subsidiaries of a particular raw material or other input or, whichever gives the lower number, the 30 largest suppliers of the Company and its Subsidiaries, showing for each such supplier for such period the monetary volume involved (collectively, the "Key Suppliers"). The relationships of the Company and its Subsidiaries with the Customers and Distributors and Key Suppliers are good commercial working relationships. No Customer or Distributor or Key Supplier has cancelled or otherwise terminated its relationship with the Company or any of its Subsidiaries, or has during the last twelve months decreased materially its services or supply to the Company or any of its Subsidiaries or its usage, purchase or distribution of the services or products of the Company or any of its Subsidiaries. No Customer or Distributor or Key Supplier has to the best knowledge of the Stockholder or the Company any plan or intention to terminate, to cancel or otherwise materially and adversely modify its relationship with the Company or any of its Subsidiaries or to decrease materially or limit its services or supply to the Company or any of its Subsidiaries or its usage, purchase or distribution of the services or products of the Company or any of its Subsidiaries. The list lists for each Key Supplier all tools, molds, dies and other equipment held by such Key Supplier and owned by the Company or any of its Subsidiaries (the "Tooling"). The Company and its Subsidiaries own the Tooling free of any rights or claims of the Key Suppliers (other than statutory mechanics or materialman's liens) and have the right to demand that the Key Suppliers return the Tooling to them without delay or penalty.

     2.25 DISCLOSURE. The representations, warranties and statements contained in this Agreement and in the certificates, exhibits and schedules delivered by the Company to Buyer pursuant to this Agreement do not contain any untrue statement of a material fact with respect to the business conducted by the Company and its Subsidiaries, and do not omit to state a material fact with respect to the business heretofore conducted by the Company and its Subsidiaries required to be stated therein or necessary in order to make such representations, warranties or statements not misleading in light of the circumstances under which they were made. There are no facts which presently or may in the future have a Material Adverse Effect which has not been specifically disclosed herein or in a Schedule furnished herewith, other than economic conditions affecting the industry of the Company generally.

     2.26 EFFECT OF PURCHASE OF LPAB SHARES OR LAAB SHARES. The purchase by Buyer pursuant to this Agreement of the LPAB Shares or the LAAB Shares (resulting in Buyer owning indirectly all of LPAB's and LAAP's shares of Common Stock of the Company), as compared to a direct purchase by Buyer from LAAB and LPAB of their respective shares of Common Stock of the Company, does not and will not (a) have any material adverse effect on the properties, assets, business, condition (financial or otherwise) and prospects of Buyer or (b) cause Buyer to become obligated to pay any additional Taxes or discharge any additional liabilities in connection with the ownership or transfer by Buyer of the LAAB Shares, the LPAB Shares or the Common Stock of the Company.


SECTION 3.     COVENANTS OF THE COMPANY, LAAB, LPAB AND THE
- -----------------------------------------------------------
               STOCKHOLDER.
               -----------

     3.1 MAKING OF COVENANTS AND AGREEMENTS. The Company, LPAB, LAAB and the Stockholder hereby jointly and severally covenant and agree as set forth in this
Section 3. The Stockholder shall not have any right of indemnity or contribution from the Company, LAAB or LPAB with respect to the breach of any covenant or agreement hereunder. Wherever in this Section 3 the "Company" is mentioned it shall, unless otherwise specifically stated, if applicable include LPAB and LAAB so that all covenants etc in all subsections shall be applied to LPAB and LAAB to the same extent as to the Company.

     3.2 CONDUCT OF BUSINESS. Between the date of this Agreement and the Closing, the Stockholder will cause the Company to do and the Company will do and will cause each of its Subsidiaries to do the following, unless Buyer shall otherwise consent in writing:

     (a) conduct their businesses only in the ordinary course consistent with past practices, refrain from changing or introducing any method of management or operations and maintain levels of working capital consistent with past practices;

     (b) refrain from making any change in its incorporation documents, by-laws or authorized or issued capital stock or from acquiring any securities issued by any other business organization other than short-term investments in the ordinary course of business;

     (c) refrain from declaring, setting aside or paying any dividend except as set forth on Schedule 3.2 and except that he Purchase Price shall be reduced by the amount of such dividend, making any other distribution in respect of its capital stock, making any direct or indirect redemption, purchase or other acquisition of its capital stock or options, warrants, or other rights with respect thereto, issuing, granting, awarding, selling, pledging, disposing of or encumbering or authorizing the issuance, grant, award, sale, pledge, disposition or encumbrance of any shares of, or securities convertible or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or any of its Subsidiaries or entering into any agreement or commitment with respect to any of the foregoing;

     (d) refrain from prepaying any loans, including without limitation loans from the Stockholder or other intercompany balances involving the Company or any of its Subsidiaries and the Stockholder or any of its affiliates, making any change in its borrowing arrangements or modifying, amending or terminating any of its contracts except in the ordinary course of business, or waiving, releasing or assigning any material rights or claims;

     (e) use its best efforts to prevent any change with respect to its management and supervisory personnel or banking arrangements;

     (f) use its best efforts to keep intact its business organization and to preserve the goodwill of and business relationships with all suppliers, customers, distributors and others having business relations with it;

     (g) pay all accounts payable in the ordinary course of business in a manner consistent with past practice and in any event within sixty (60) days unless they are being disputed in good faith, and otherwise refrain from paying, discharging or satisfying any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and in a manner consistent with past practices of liabilities reflected or reserved against in the Base Balance Sheet or incurred since the date of the Base Balance Sheet in the ordinary course of business and in a manner consistent with past practices (provided that the Company shall in no event prepay any long-term indebtedness);

     (h) use its best efforts to have in effect and maintain at all times all insurance of the kind, in the amount and with the insurers set forth in SCHEDULE
2.16 or equivalent insurance with any substitute insurers approved by Buyer;

     (i) refrain from changing accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable) or from making any tax election or settling or compromising any national, state, local or foreign income tax liability;

     (j) refrain from entering into any executory agreement, commitment or undertaking to do any of the activities prohibited by the foregoing provisions;

     (k) not unreasonably deny Buyer and its authorized representatives (including without limitation attorneys, accountants, investment bankers and pension and environmental consultants) to upon request to the Stockholder have access to all of the properties, assets, books, records, business files, executive personnel, tax returns, contracts and documents of the Company and its Subsidiaries and furnish to Buyer and its authorized representatives such financial and other information with respect to its business or properties as Buyer may from time to time reasonably request from the Stockholder;

     (l) on a monthly basis provide to Buyer whatever internal reports are produced and previously have been produced within the Company and its Subsidiaries.

     (m) in connection with any filings to be made by Buyer under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (i) provide for inclusion therein or filing therewith the financial and other information and documents required by applicable laws and regulations, (ii) consider promptly Buyer's reasonable requests for any additional information or documents and use commercially reasonable efforts to make such available, (iii) use its best efforts to cause its independent public accountants to deliver such consents, reports and comfort letters in connection therewith as Buyer may reasonably request, provided that all such consents, reports and comfort letters shall be at the expense of Buyer, and (iv) generally cooperate with Buyer and its representatives and agents in connection therewith, provided that all expenses relating thereto shall be paid directly and promptly by Buyer.

     3.3 CONSENTS AND APPROVALS. The Company and the Stockholder will use their best efforts to cause all conditions to the obligations of the parties hereunder to be satisfied and to obtain or cause to be obtained prior to the Closing Date all necessary consents and approvals to the performance of the obligations of the Stockholder under this Agreement, including, without limitation, the consents and approvals described in Schedule 3.3. The Company and the Stockholder will cooperate in all respects with Buyer with a view toward obtaining timely satisfaction of the conditions to the Closing set forth herein.

The Stockholder shall cause the Company and each of its Subsidiaries to make all filings, document submissions, applications, statements and reports to all applicable government agencies or entities which are required to be made by them prior to the Closing Date pursuant to any applicable statute, rule or regulation in connection with this Agreement and the transactions contemplated hereby, it being understood that the required filing fees in connection therewith shall be paid in accordance with Section 1.8 hereof. The Company and the Stockholder shall (i) furnish to Buyer copies of all filings and such necessary information and assistance as may be requested by Buyer in connection with its preparation of required filings or submissions to any governmental agency and (ii) keep Buyer informed of the status of any inquiries made of any of them by any applicable governmental agency or authority with respect to this Agreement or the transactions contemplated hereby. Not later than 10 business days after the execution of this Agreement, the Stockholder shall, if required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and shall cause the Company to, and the Company will file complete and accurate notification and report forms with respect to the transactions contemplated hereby, pursuant to the HSR Act and the rules and regulations promulgated thereunder, and will file on a timely basis such additional information and documentary materials as may be requested pursuant to the HSR Act. The Company shall promptly inform Buyer of any inquiries or communications from or to such governmental agencies and provide copies of any written communications relating thereto.

     3.4 BREACH OF REPRESENTATIONS AND WARRANTIES. Promptly upon the occurrence of, or promptly upon the Company or the Stockholder becoming aware of the impending or threatened occurrence of any event which would cause or constitute a breach, or would have caused or constituted a breach had such event occurred or been known prior to the date hereof, of any of the representations and warranties of the Company or the Stockholder contained in or referred to in this Agreement or in any Schedule hereto, the Company and the Stockholder shall give detailed written notice thereof to Buyer, and the Company and the Stockholder shall use their best efforts to prevent or promptly remedy the same.

     3.5 ACQUISITION PROPOSALS. Unless and until this Agreement shall have been terminated pursuant to Section 7, neither the Company nor the Stockholder shall, nor will they permit any of their directors, officers, employees or agents to, directly or indirectly, (i) take any action to solicit, initiate submission of or encourage, proposals or offers from any person relating to any acquisition or purchase of all or (other than in the ordinary course of business) a portion of the assets of, or any equity interest in, the Company or any of its Subsidiaries, any merger or business combination with the Company or any of its Subsidiaries or any public or private offering of shares of the capital stock or financing or joint venture involving the Company or any of its Subsidiaries (an "Acquisition Proposal"), (ii) participate in any discussions or negotiations regarding an Acquisition Proposal with any person or entity other than Buyer and its representatives, (iii) furnish any information or afford access to the properties, books or records of the Company or any of its Subsidiaries to any person or entity that may consider making or has made an offer with respect to an Acquisition Proposal other than Buyer and its representatives, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do any of the foregoing. The Company and the Stockholder will promptly notify Buyer upon receipt of any offer or indication that any person is considering making an offer with respect to an Acquisition Proposal or any request for information relative to the Company or any of its Subsidiaries or for access to the properties, books and records of the Company, and will keep Buyer fully informed of the status and details of any such offer, indication or request.

     3.6 NO SALES OF CAPITAL STOCK. Between the date of this Agreement and the Closing, the Stockholder shall not sell, exchange, deliver, assign, pledge, encumber or otherwise transfer or dispose of any shares of capital stock of the Company, nor grant any right of any kind to acquire, dispose of, vote or otherwise control in any manner such shares of capital stock of the Company.

     3.7 PRE-CLOSING COOPERATION ON TRANSITION PLANNING. Between the date of this Agreement and the Closing, the Stockholder shall cooperate with Buyer in the implementation of steps designed to facilitate the transition of the Company's operations after the Closing in accordance with Buyer's business plan.

     3.8 Confidentiality.
         ---------------

     (a) The Company and the Stockholder agree that, unless and until the Closing has been consummated, each of the Company, its Subsidiaries, the Stockholder and their officers, directors, agents and representatives will hold in strict confidence, and will not use, any confidential or proprietary data or information obtained from Buyer with respect to its business or financial condition except for the purpose of evaluating, negotiating and completing the transaction contemplated hereby. Information generally known in Buyer's industry or which has been disclosed to the Company, any Subsidiary or the Stockholder by third parties which have a right to do so shall not be deemed confidential or proprietary information for purposes of this agreement. If the transaction contemplated by this Agreement is not consummated, the Company, its Subsidiaries and the Stockholder will return to Buyer (or certify that they have destroyed) all copies of such data and information, including but not limited to financial information, customer lists, business and corporate records, worksheets, test reports, tax returns, lists, memoranda, and other documents prepared by or made available to the Company, its Subsidiaries or the Stockholder in connection with the transaction.

     (b) The Stockholder has had, and may from time to time have, access to confidential records, data, customers lists, trade secrets and similar confidential information owned or used by the Company and its Subsidiaries in the course of their respective businesses (the "Confidential Information"). Accordingly, subject in all events to the consummation of the Closing (and provided that this Section 3.8(b) shall be of no effect if this Agreement is terminated in accordance with its terms for any reason and the Closing does not occur), each Stockholder agrees (a) to hold the Confidential Information in strict confidence, (b) not to disclose Confidential Information to any Person, and (c) not to use, directly or indirectly, any of the Confidential Information for any competitive or commercial purpose; PROVIDED, HOWEVER, that the limitations set forth above shall not apply to any Confidential Information which (i) is then generally known to the public other than by reason of a breach of this Section 3.8(b); or (ii) is disclosed in accordance with an order of a court or competent jurisdiction or applicable law. Upon request by Buyer, all data, memoranda, customer lists, notes, programs and other papers and items, and reproductions thereof relating to the foregoing matters in the Stockholder's possession or control shall be returned to the Company.

     3.9 GENERAL RELEASE. The Stockholder agrees to deliver at the Closing a general release in the form of Exhibit D attached hereto releasing all claims which the Stockholder has or may have through the Closing Date other than such claims and rights referred to in such general release which shall survive the Closing and remain in effect (including rights arising under this Agreement).

     3.10 DELIVERY OF SCHEDULES. Stockholder and the Company shall use its best efforts to deliver all Schedules as soon as possible and not later than ten calendar days after the date hereof, the Company and the Stockholder shall deliver to Buyer all Schedules referred to in Section 2 hereof, which schedules when so delivered shall become part of this Agreement and be deemed to have been delivered upon the signing hereof for all purposes. If no such Schedules are delivered by the Company or the Stockholder on or before such time, the Company and the Stockholder shall be deemed to have delivered Schedules disclosing no exceptions whatsoever to the representations and warranties set forth in Section 2 hereof. Until May 10, 1996 the Stockholder and the Company may amend the Schedules delivered pursuant to this Section 3.10.

SECTION 4.     REPRESENTATIONS AND WARRANTIES OF BUYER.
- ------------------------------------------------------

     4.1 MAKING OF REPRESENTATIONS AND WARRANTIES. Buyer hereby represents and warrants to the Stockholder and the Company as follows:

     4.2 ORGANIZATION OF BUYER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted.

     4.3 AUTHORITY. Except as set forth on SCHEDULE 4.3, all necessary corporate action has been taken by Buyer to authorize the execution, delivery and performance of this Agreement and each agreement, document and instrument to be executed and delivered by Buyer pursuant to this Agreement. This Agreement and each agreement, document and instrument to be executed and delivered by Buyer pursuant to this Agreement (to the extent it contains obligations to be performed by Buyer) constitutes, or when executed and delivered by Buyer will constitute, valid and binding obligations of Buyer enforceable in accordance with their respective terms. The execution, delivery and performance by Buyer of this Agreement and each such agreement, document and instrument:

     (a) do not and will not violate any provisions of the Certificate of Incorporation or By-Laws of Buyer;

     (b) do not and will not violate any United States laws or laws of the jurisdiction of incorporation of Buyer or of any other jurisdiction, or require Buyer to obtain any approval, consent or waiver of, or to make any filing with, any person or entity that has not been obtained or made; and

     (c) except as set forth on SCHEDULE 4.3, do not and will not result in a breach of, constitute a default under, accelerate any obligation under, require a consent under, cause a termination under or give rise to a right of termination of any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, order, writ, judgment, injunction, decree, determination or arbitration award to which Buyer is a party or by which the property of Buyer is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any property or asset owned by Buyer. All consents or approvals listed in
Schedule 4.3 not completed as of this day shall be completed prior to or on May 15, 1996.

     4.4 LITIGATION. There is no litigation pending or threatened against Buyer which would prevent or hinder the consummation of the transactions contemplated by this Agreement.

     4.5 INVESTMENT BANKING; BROKERAGE. There are no claims for investment banking fees, brokerage commissions, finder's fees or similar compensation (exclusive of professional fees of lawyers and accountants) in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer or its affiliates.

SECTION 5.     COVENANTS OF BUYER.
- ---------------------------------

     5.1 MAKING OF COVENANTS AND AGREEMENTS. Buyer makes the covenants and agreements set forth in this Section 5.

     5.2 CONSENTS AND APPROVALS. Buyer will use its best efforts to obtain all necessary consents and approvals to the performance of its obligations under this Agreement and the transactions contemplated hereby (including approval under the HSR Act) and will cooperate in all respects with the Company and the Stockholder with a view toward obtaining timely satisfaction of conditions to the Closing set forth herein. Buyer shall promptly inform the Company of any inquiries or communications from any such governmental agencies and provide copies of any written communication relating thereto.

     5.3 CONFIDENTIALITY. From the date of this Agreement until the Closing, or for a period of five years from the date of this Agreement if the Closing does not take place for any reason, all confidential business and related information furnished to Buyer and its affiliates and representatives by the Company, LPAB, LAAB or the Stockholder shall be kept confidential by Buyer and its affiliates and representatives; PROVIDED, HOWEVER, that the foregoing shall be inapplicable
(a) with respect to information which (i) is or becomes available to the public without breach of this confidentiality obligation, or (ii) is or becomes available to Buyer from a third party, PROVIDED that the third party did not receive the same, directly or indirectly, from the Company, LPAB, LAAB or the Stockholder and was not under an obligation of confidentiality to the source of such information at the time it was disclosed to Buyer, (b) to the extent disclosure is required in filings contemplated by this Agreement and (c) to the extent disclosure is required by any applicable law or regulation, by any authorized administrative or governmental agency or, in the opinion of counsel to Buyer, in connection with applicable requirements of the securities laws or any stock exchange or self-regulatory organization. In addition to the foregoing, prior to the Closing (and if the Closing does not occur, forever), except as contemplated by this Section 5.3, Buyer shall not, and shall communicate to its employees, agents, representatives and advisors that they are not authorized to and must not use any confidential or related business information of the Company, LPAB or LAAB for any purpose other than the consummation of the transactions contemplated hereby, and if this Agreement is terminated for any reason Buyer shall return or certify the destruction of all documents and materials obtained from (or reflecting information obtained from) the Company, LPAB, LAAB or the Stockholder under this Agreement. Notwithstanding the above, the existing Confidentiality Agreement in form of EXHIBIT E (the "Confidentiality Agreement") will continue in effect.

     5.4 Buyer hereby covenants and agrees as set forth in Section 3.1 - 3.6 mutatis mutandis for the period from Closing to thirty (30) days after Company's delivery of Closing Statements or Release of Escrow Funds, whichever occurs first.


SECTION 6.     CONDITIONS.
- -------------------------

     6.1 CONDITIONS TO THE OBLIGATIONS OF BUYER. The obligation of Buyer to consummate this Agreement and the transactions contemplated hereby are subject to the fulfilment, prior to or at the Closing, of the following conditions (any one or more of which may be waived in whole or in part by Buyer): provided, however, that if Buyer does not notify the Stockholder on or before May 15, 1996 that Buyer elects to terminate this Agreement pursuant to Section 7.1(e), then the conditions set forth in Section 6.1(e) and (f) shall be deemed to have been waived by Buyer.

     (a) REPRESENTATIONS; WARRANTIES; COVENANTS. Each of the representations and warranties of the Company, LPAB, LAAB and the Stockholder contained in Section 2 hereof shall be true and correct in all material respects (except with respect to the representations and warranties contained in Sections 2.4 and 2.5, which shall be true and correct in each and every respect) on and as of the Closing Date, with the same effect as though made on and as of the Closing Date (it being understood that representations and warranties made "as of the date hereof" shall be deemed to have been made as of the Closing Date); the Company, LPAB, LAAB and the Stockholder shall, on or before the Closing Date, have performed and satisfied all agreements and conditions hereunder which by the terms hereof are to be performed and satisfied by the Company, LPAB, LAAB or the Stockholder on or before the Closing Date; the Company, LPAB, LAAB and the Stockholder shall have delivered to Buyer a certificate dated the Closing Date signed on its behalf by its President and by its chief financial officer to the foregoing effect; PROVIDED HOWEVER, that Buyer shall not have the right to claim this condition has not been satisfied if (i) all such breaches of representations, warranties and covenants in the aggregate can not reasonably be expected, if the Closing occurs, to give rise to claims for Losses pursuant to
Section 9.1 in excess of SEK 13,400,000 or (ii) such breaches of representations, warranties and covenants are based on facts or circumstances which occurred or were in existence before May 15, 1996 and he Stockholder can prove that Buyer had actual conscious knowledge of such events or circumstances before May 15, 1996.

     (b) OPINIONS OF COUNSEL. On the Closing Date, Buyer shall have received an opinion of Vinge KB Advokat Firman, counsel for the Company and the

Stockholder, dated as of the Closing Date and addressed to Buyer, substantially in the form of EXHIBIT F hereto.

     (c) Approvals and Consents.
         ----------------------

     (i) All required filings under the HSR Act shall have been completed and all applicable time limitations under the HSR Act shall have expired or have been earlier terminated without a request for further information by the relevant U.S. federal authorities under the HSR Act, or in the event of such a request for further information, the expiration of all applicable time limitations under the HSR Act without the objection of such U.S. federal authorities and no action or proceeding by the U.S. Justice Department or Federal Trade Commission to prevent consummation of the transactions contemplated hereby shall be pending or threatened.

     (ii) Buyer shall have made all filings with and notifications of governmental authorities, regulatory agencies and other entities required to be made by it in connection with the execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby and Buyer shall have received all required authorizations, waivers, consents and permits to permit the consummation of the transactions contemplated by this Agreement, in form and substance reasonably satisfactory to Buyer, from all third parties provided that no consent or approval as required under Section 4.3 will be a condition after May 15, 1996.

     (iii) The Company and its Subsidiaries, LPAB, LAAB and the Stockholder shall have made all filings with and notifications of governmental authorities, regulatory agencies and other entities required to be made by them in connection with the execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the continued operation of the business of the Company and such Subsidiaries subsequent to the Closing Date, and the Company and its Subsidiaries, LPAB, LAAB and the Stockholder shall have received all required authorizations, waivers, consents and permits to permit the consummation of the transactions contemplated by this Agreement, in form and substance reasonably satisfactory to Buyer, with any conditions or limitations contained therein or imposed thereby to be approved by Buyer, from all third parties, including, without limitation, applicable governmental authorities, regulatory agencies, lessors, lenders and contract parties, required in connection with transactions contemplated by this Agreement or by the Company or any of its Subsidiaries', LPAB's or LAAB's permits, leases, licenses and franchises, to avoid a breach, default, termination, acceleration or modification of any agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award as a result of the execution or performance of this Agreement, or otherwise in connection with the execution and performance of this Agreement.

     (d) NO ACTIONS OR PROCEEDINGS. No action or proceeding by or before any court, administrative body or governmental agency shall have been instituted or threatened which would enjoin, restrain or prohibit, or might result in substantial damages in respect of, this Agreement or the complete consummation of the transactions contemplated by this Agreement, and which would in the reasonable judgment of Buyer make it inadvisable to consummate such transactions, and no law or regulation shall be in effect and no court order shall have been entered in any action or proceeding instituted by any party which enjoins, restrains or prohibits this Agreement or the complete consummation of the transactions as contemplated by this Agreement.

     (e) PROCEEDINGS SATISFACTORY TO BUYER. All actions, proceedings, instruments and documents required to carry out this Agreement and the transactions contemplated hereby and all related legal matters contemplated by this Agreement shall have been approved by Goodwin, Procter & Hoar as counsel for Buyer, and such counsel shall have received on behalf of Buyer such other certificates, opinions, and documents in form satisfactory to such counsel, as Buyer may reasonably require from the Company, LPAB, LAAB and the Stockholder.

     (f) DUE DILIGENCE REVIEW. Buyer and its representatives, as well as, to the extent they may reasonably request, Buyer's bankers, shall have had the opportunity to conduct a Due Diligence review and examination of the Company and its Subsidiaries, LPAB and LAAB. The Due Diligence shall be conducted off site except as otherwise requested by Buyer and reasonably permitted by Stockholder and for one or more visits to the Company's manufacturing plant in Sweden on a time and manner mutually convenient to Buyer and Stockholder in order to satisfy Buyer's demands of conducting a satisfactory Due Diligence review. Stockholder shall not unreasonably withhold access to financial and other records, books, operations or personnel of the Company or its Subsidiaries, LPAB or LAAB upon request by Buyer. The results of such Due Diligence Review shall be satisfactory to Buyer in its sole and absolute discretion. However, if Buyer has not at the latest on May 15, 1996, given the Seller notice that the Due Diligence Review has been unsatisfactory, such Due Diligence Review shall be deemed to be satisfactory to Buyer.

     (g) NO MATERIAL ADVERSE CHANGE. There shall not have been any change or series of changes, whether or not in the ordinary course of business, since December 31, 1995 that, individually or in the aggregate, in the reasonable business judgment of Buyer acting in good faith, have a Material Adverse Effect; provided, however, that events or circumstances which occurred or were in existence before May 15, 1996 will not be deemed to constitute "changes" if the Stockholder can prove that Buyer had actual conscious knowledge of such events or circumstances before May 15, 1996.

     (h) GENERAL RELEASE. The Stockholder shall have executed and delivered to Buyer a General Release in substantially the form of Exhibit D hereto.

     (i) RESIGNATIONS. The Company, LPAB and LAAB shall have delivered to Buyer the resignations of all of the Directors of the Company, LPAB and LAAB and of such officers of the Company, LPAB and LAAB as may be requested by Buyer at least five days prior to the Closing, such resignations to be effective at the Closing.

     6.2 CONDITIONS TO THE OBLIGATIONS OF THE COMPANY AND THE STOCKHOLDER. The obligations of the Company, LPAB and LAAB and the Stockholder to consummate this Agreement and the transactions contemplated hereby are subject to the fulfilment, prior to or at the Closing Date, of the following conditions (any one or more of which may be waived in whole or in part by the Stockholder):

     (a) REPRESENTATIONS; WARRANTIES; COVENANTS. Each of the representations and warranties of Buyer contained in Section 4 shall be true and correct in all material respects on and as of the Closing Date, with the same effect as though made on and as of the Closing Date (it being understood that representations and warranties made "as of the date hereof" shall be deemed to have been made as of the Closing Date); Buyer shall, on or before the Closing Date, have performed and satisfied all agreements and conditions hereunder which by the terms hereof are to be performed and satisfied by Buyer on or before the Closing Date; and Buyer shall have delivered to the Company a certificate signed on its behalf by its President and Chief Financial Officer and dated as of the Closing Date certifying to the foregoing effect.

     (b) OPINION OF COUNSEL. At the Closing Date, the Stockholder shall have received an opinion of Goodwin, Procter & Hoar counsel for Buyer, dated as of the Closing Date and addressed to the Stockholder substantially in the form of Exhibit G hereto.

     (c) NO ACTIONS OR PROCEEDINGS. No action or proceeding by any court, administrative body or governmental agency shall have been instituted or threatened which would enjoin, restrain or prohibit, or might result in substantial damages in respect of, this Agreement or the complete consummation of the transactions as contemplated by this Agreement, and which would in the reasonable judgment of the Stockholder make it inadvisable to consummate such transactions, and no law or regulation shall be in effect and no court order shall have been entered in any action or proceeding instituted by any party which enjoins, restrains or prohibits this Agreement or the complete consummation of the transactions as contemplated by this Agreement.

     (d) PROCEEDINGS SATISFACTORY TO THE STOCKHOLDER. All proceedings to be taken by Buyer in connection with the consummation of the Closing on the Closing Date and the other transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transaction contemplated hereby reasonably requested by the Stockholder will be reasonably satisfactory in form and substance to the Stockholder.

     (e) GENERAL RELEASE Buyer shall have executed and delivered to the directors of the Company a General Release in substantially the form of EXHIBIT H hereto.


SECTION 7.     TERMINATION OF AGREEMENT.
- ---------------------------------------

     7.1 TERMINATION. This Agreement may be terminated any time prior to the Closing Date as follows:

     (a) With the mutual consent of Buyer and the Stockholder on behalf of the parties to this Agreement.

     (b) By either Buyer or the Stockholder, if the Closing has not occurred on or before June 30, 1996, provided, however, that notwithstanding anything to the contrary in this Agreement, if the only reason that the Closing has not occurred by such date, is that the conditions to Closing set forth in Section 6.1(c) with respect to approvals or related matters have not been satisfied, then the foregoing termination date shall be automatically extended to June 30, 1996 (such date, as so extended if applicable, the "Outside Closing Date").

     (c) By Buyer, if there has been a material misrepresentation or breach of warranty on the part of the Company, LPAB, LAAB or the Stockholder in the representations and warranties contained herein or a material breach of covenants on the part of the Company, LPAB, LAAB or the Stockholder, which misrepresentation or breach of warranty or covenant would give Buyer the right to claim that the condition to Closing set forth in Section 6.1(a) has not been satisfied, and the same has not been cured within 30 days after notice thereof. In the event of any termination pursuant to this Section 7.1(c), written notice setting forth the reasons therefor shall forthwith be given by Buyer to the Company and the Stockholder.

     (d) By the Stockholder, if there has been a material misrepresentation or breach of warranty on the part of Buyer in the representations and warranties contained herein or a material breach of covenants on the part of Buyer and the same has not been cured within 30 days after notice thereof. In the event of any termination pursuant to this Section 7.1(d), written notice setting forth the reasons therefor shall forthwith be given by the Stockholder to Buyer.

     (e) By Buyer not later than May 15, 1996 based on the results of Buyer's due diligence review in accordance with Section 6.1(f) or Buyer's review of the Schedules produced by the Company and the Stockholder pursuant to Section 3.10 in Buyer's sole and absolute discretion.

     (f) This Agreement may be terminated by Stockholder if the Closing Statements produced by Buyer under Section 1.3(a) results in a reduction of the Purchase Price exceeding US$ 10,000,000 and Stockholder delivers a Termination Letter to Buyer within thirty (30) days from receiving the Closing Statements. In the event that Stockholder terminates this Agreement pursuant to this Section 7.1(f), Stockholder shall refund to Buyer US$ 90,000,000 less any dividends, distributions and redemptions declared by the Company, LPAB or LAAB after December 31, 1995, and in addition, pay to Buyer SEK 6,700,000 in liquidated damages to cover Buyer's costs and expenses.

     Notwithstanding anything herein to the contrary, the right to terminate this Agreement under this Section 7.1 shall not be available to any party to the extent such party's breach of its obligations under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date (as a result, for example, of an action or failure to act causing a failure of a condition precedent).


     7.2 EFFECT OF TERMINATION. All obligations of the parties hereunder shall cease upon any termination pursuant to Section 7.1, provided, however, that (i) the provisions of Section 5.3, this Section 7, Section 8.2 and Section 10.5 hereof shall survive any termination of this Agreement in any event; (ii) nothing herein shall relieve any party from any liability for a material error or omission in any of its representations or warranties contained herein or a material failure to comply with any of its covenants, conditions or agreements contained herein and (iii) any party may proceed as further set forth in Section
7.3 below.

     7.3 RIGHT TO PROCEED. Anything in this Agreement to the contrary notwithstanding, if any of the conditions specified in Section 6.1 hereof have not been satisfied, Buyer shall have the right to proceed with the transactions contemplated hereby without waiving any of their respective rights hereunder, and if any of the conditions specified in Section 6.2 hereof have not been satisfied, the Company, LPAB, LAAB and the Stockholder shall have the right to proceed with the transactions contemplated hereby without waiving any of its or their rights hereunder. Anything in this Agreement to the contrary notwithstanding, if the Stockholder at least two business days prior to the Closing gives written notice to Buyer setting forth with reasonable specificity facts or other matters which would give Buyer the right to terminate this Agreement pursuant to Section 7.1(c) above and Buyer does not exercise such right to terminate, then no indemnification shall be payable by the Stockholder pursuant to Section 9 of this Agreement to Buyer Indemnified Parties with respect to claims relating to such facts or matters unless they constituted a deliberate or wilful error, omission or breach on the part of the Stockholder, LPAB, LAAB or the Company, in which event Buyer shall have the right to proceed with this Agreement and the transactions contemplated hereby without waiving any of its rights hereunder.


SECTION 8.     SURVIVAL OF WARRANTIES; FEES AND EXPENSES.
- --------------------------------------------------------

     8.1 SURVIVAL OF WARRANTIES. All representations, warranties, agreements, covenants and obligations herein or in any Schedule or certificate delivered by any party incident to the transactions contemplated hereby are material and may be relied upon by the party receiving the same and shall survive the Closing regardless of any investigation by or knowledge of such party and shall not merge into the performance of any obligation by any party hereto, subject to the provisions of Section 9 hereof.

     8.2 FEES AND EXPENSES. Each of the parties will bear its own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement, and no expenses of the Company, LPAB, LAAB or the Stockholder relating in any way to the purchase and sale of the Company Shares, LPAB Shares and LAAB Shares hereunder and the transactions contemplated hereby, including without limitation legal, accounting or other professional expenses of the Company, LPAB, LAAB or the Stockholder, shall be charged to or accrued or paid by the Company, LPAB, LAAB or Buyer.


SECTION 9.     INDEMNIFICATION.
- ------------------------------

     9.1 CLAIMS BY BUYER. In the event of a breach of any representation or warranty or covenant made by the Company or Stockholder in Section 2 or 3, of this

Agreement, the provisions of this Section 9 shall apply. Buyer shall be entitled to make claims against the Stockholder for losses, harm or damage (including liabilities, penalties, costs and expenses, and whether or not arising out of third party claims) based upon or suffered as a result of the inaccuracy of such representations or warranties or the failure to comply with such covenants ("Losses"), except that the Stockholder shall not be liable for a particular Loss if the Stockholder can prove that (a) such Loss is based on facts and circumstances accurately disclosed in this Agreement or the schedules hereto or specifically advised by the Stockholder to Buyer in writing at least two business days prior to the Closing or which would give Buyer the right to terminate this Agreement pursuant to Section 7,1(c) or claim that the condition to Closing set forth in Section 6.1(a) has not been satisfied (b) Buyer has already been compensated for such Loss through payment of the Adjustment Amount.

     9.2 NOTIFICATION BY BUYER. If an event has occurred within the period set forth in Section 9.3 (the "Claim Period") which could constitute an inaccuracy of representations or warranties or a failure to comply with covenants as provided in Section 9.1, Buyer shall notify the Stockholder thereof in writing without delay and in such case the parties shall promptly consult with respect to such misrepresentation or breach and related Losses, it being understood that if prior to the end of the Claim Period Buyer notifies the Stockholder of specific facts which may reasonably be expected to give rise to a claim pursuant to Section 9.1, then Buyer's rights under this Section 9 shall remain in effect until such matter shall have been finally determined and disposed of, even if no actual Loss had been suffered at the time of the initial notification by Buyer. Buyer shall afford the Stockholder an opportunity to assume full liability for Losses or otherwise hold Buyer harmless against such Losses at the Stockholder's own cost, subject to Buyer being reasonably assured of Stockholder's ability (financial and otherwise) to do so, provided that the Stockholder shall not, without the consent of Buyer (which consent shall not be unreasonably withheld) settle claims by third parties involving Buyer or the Company.

     9.3 TIME LIMIT FOR CLAIMS BY BUYER. Claims for Losses pursuant to Section
9.1 shall be made by Buyer not later than December 31, 1997 (subject to the last sentence of Section 9.2), except that claims with respect to misrepresentations or breaches concerning (a) Taxes can be made until six months after the termination of the applicable statute of limitation, (b) environmental matters and product liability matters can be made until the fifth anniversary of the Closing Date.

     9.4 SETTLEMENT OF CLAIMS BY THE STOCKHOLDER. The Stockholder shall satisfy its liability for Losses in cash. If the Losses are allowable as tax deductions by Buyer or otherwise decrease Buyer's taxable income, the Stockholder shall have satisfied its obligations under this Section 9 it if pays cash in the amount of 72% of such Losses, provided that the Stockholder shall be obligated to pay 100% of such Losses to the extent that Buyer is not entitled to claim or otherwise loses the benefit of such tax deduction or decrease in taxable income. In all other cases, the cash payment shall be equal to 100% of the Losses. However, subject to the exceptions set forth in Section 9.10, the Stockholder shall not be liable for Losses (a) until the cumulative amount of all Losses exceeds SEK 1,675,000, whereupon the full amount of Losses shall be recoverable by Buyer in accordance with this Section 9, or (b) after the cumulative amount paid by the Stockholder pursuant to this Section 9 exceeds $90,000,000, decreased by any negative Adjustment Amount paid by the Stockholder.

     9.5 CLAIMS BY THE STOCKHOLDER. In the event of a breach of any representation or warranty or covenant made by Buyer in Section 4 or 5 of this Agreement, the provisions of this Section 9 shall apply. The Stockholder shall be entitled to make claims against the Buyer for losses, harm or damage (including liabilities, penalties, costs and expenses, and whether or not arising out of third party claims) based upon or suffered as a result of the inaccuracy of such representations or warranties or the failure to comply with such covenants ("Losses"), except that Buyer shall not be liable for a particular Loss if Buyer can prove that such Loss is based on facts and circumstances accurately disclosed in this Agreement or the schedules hereto or specifically advised by the Buyer to Stockholder in writing at least two business days prior to the Closing.

     9.6 NOTIFICATION BY THE STOCKHOLDER. If an event has occurred within the period set forth in Section 9.7 (the "Claim Period") which could constitute an inaccuracy of representations or warranties or a failure to comply with covenants as provided in Section 9.5, the Stockholder shall notify Buyer thereof in writing without delay and in such case the parties shall promptly consult with respect to such misrepresentation or breach and related Losses, it being understood that if prior to the end of the Claim Period the Stockholder notifies Buyer of specific facts which may reasonably be expected to give rise to a claim pursuant to Section 9.5, then the Stockholder's rights under this Section 9 shall remain in effect until such matter shall have been finally determined and disposed of, even if no actual Loss had been suffered at the time of the initial notification by the Stockholder. The Stockholder shall afford Buyer an opportunity to assume full liability for Losses or otherwise hold the Stockholder harmless against such Losses at Buyer's own cost, subject to the Stockholder being reasonably assured of Buyer's ability (financial and otherwise) to do so, provided that Buyer shall not, without the consent of the Stockholder (which consent shall not be unreasonably withheld) settle claims by third parties involving the Stockholder.

     9.7 TIME LIMIT FOR CLAIMS BY THE STOCKHOLDER. Claims for Losses pursuant to
Section 9.5 shall be made by the Stockholder not later than December 31, 1997 (subject to the last sentence of Section 9.6), except that claims with respect to misrepresentations or breaches concerning a. Taxes can be made until six months after the termination of the applicable statute of limitation, b. environmental matters and product liability matters can be made until the fifth anniversary of the Closing Date.

     9.8 SETTLEMENT OF CLAIMS BY BUYER. Buyer shall satisfy its liability for Losses in cash. If the Losses are allowable as tax deductions by the Stockholder or otherwise decrease the Stockholder's taxable income, Buyer shall have satisfied its obligations under this Section 9 it if pays cash in the amount of 72% of such Losses, provided that Buyer shall be obligated to pay 100% of such Losses to the extent that the Stockholder is not entitled to claim or otherwise loses the benefit of such tax deduction or decrease in taxable income. In all other cases, the cash payment shall be equal to 100% of the Losses. However, subject to the exceptions set forth in Section 9.10, Buyer shall not be liable for Losses c. until the cumulative amount of all Losses exceeds SEK 1,675,000, whereupon the full amount of Losses shall be recoverable by the Stockholder in accordance with this Section 9, or d. after the cumulative amount paid by Buyer pursuant to this Section 9 exceeds $90,000,000.

     9.9 EXCLUSIVE REMEDY. Payments for settlement of claims as stipulated in this Section 9 shall be the exclusive remedy for any misrepresentation or breach of any of the representations, warranties or covenants given by Stockholder or the Company in Sections 2 and 3 or by Buyer in Sections 4 or 5.

     9.10 DOLLAR FOR DOLLAR CLAIMS. Notwithstanding anything herein to the contrary, neither Buyer nor the Stockholder shall be subject to any limitation whether pursuant to this Section 9 or otherwise and shall be entitled to dollar-for-dollar recovery in seeking indemnification from the Stockholder or Buyer as applicable with respect to Losses arising from fraud or an intentional misrepresentation or breach of covenant on the part of the Stockholder or the Company or on the part of the Buyer as applicable.


SECTION 10     MISCELLANEOUS.
- ----------------------------

     10.1 LAW GOVERNING. This Agreement and all Exhibits hereto shall be construed under and governed by the internal laws of Sweden without regard to its conflict of laws provisions.

     10.2 NOTICES. Any notice, request, demand other communication required or permitted hereunder shall be in writing and shall be deemed to have been given
(i) if delivered or sent by facsimile transmission, upon receipt, or (ii) if sent by registered or certified mail upon the sooner of receipt or the expiration of three days after deposit in United States post office facilities properly addressed with postage prepaid. All notices will be sent to the addresses set forth below or to such other address as such party may designate by notice to each other party hereunder:

TO BUYER:
- --------
                                                 with a copy to:
Cabot Safety Corporation                         Goodwin, Procter & Hoar
One Washington Mall, 8th Floor                   Exchange Place
Boston, MA  02108-2610                           Boston, MA  02109-2881
Attn: Mark V.B. Tremallo                         Attn:  Richard E. Floor, P.C.
Facsimile:  (617) 371 42 43                      Facsimile:  (617) 523-1231


TO THE COMPANY, LPAB, LAAB
- --------------------------
OR THE STOCKHOLDER:
- ------------------
                                                 with a copy to:
ACTIVE i Malmo AB                                Advokatfirman Vinge KB
Stora Nygatan 61                                 Box 4255
211 37 MALMO                                     203 13 MALMO
Attn:  Bo Hakansson                              Attn: advokat Jan Ortenholm
Facsimile: +40 97 43 58                          Facsimile: +40 97 27 72


     Any notice given hereunder may be given on behalf of any party by its counsel or other authorized representative.

     10.3 ENTIRE AGREEMENT. This Agreement, including the Schedules and Exhibits referred to herein and the other writings specifically identified herein or contemplated hereby or delivered in connection with the transactions contemplated hereby, is complete, reflects the entire agreement of the parties with respect to its subject matter, and supersedes all previous written or oral negotiations, commitments and writings other than the Confidentiality Agreement.

     10.4 ASSIGNABILITY. This Agreement shall be assignable by Buyer to a corporation or partnership controlling, controlled by or under common control with Buyer although no such assignment shall relieve Buyer of any liabilities or obligations under this Agreement, but this Agreement may not be assigned or delegated by the Stockholder, the Company, LPAB or LAAB without the prior written consent of Buyer. This Agreement and the obligations of the parties hereunder (including specifically but without limitation the Indemnification obligations of the Stockholder set forth in Section 9) shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors, executors, administrators, estates, heirs and permitted assigns, and no others.

     10.5 PUBLICITY AND DISCLOSURES. Until the Closing, so long as this Agreement is in effect, neither the Stockholder, the Company, LPAB, LAAB or Buyer nor any of their respective subsidiaries or affiliates shall issue or cause the publication of any press release or other announcement or disclosure (including, without limitation, any such announcement or disclosure to employees or customers of the Company) with respect to this Agreement or the transactions contemplated hereby without the prior written consent of Buyer, in the case of a desired press release or announcement by the Stockholder, or the Stockholder, in the case of a desired press release or announcement by Buyer, in any such case which consent shall not be unreasonably withheld, except to the extent disclosure by Buyer is required by any applicable law or regulation, by any authorized administrative or governmental agency or, in the opinion of counsel to Buyer, by virtue of Buyer's status as a publicly reporting company pursuant to applicable requirements of the securities laws or any stock exchange or self-regulatory organization. Notwithstanding what is stated above both the parties shall on the execution of this Agreement make Press Releases in the form of EXHIBIT I (the "Press Releases" to the public.

     10.6 CAPTIONS AND GENDER. The captions in this Agreement are for convenience only and shall not affect the construction or interpretation of any term or provision hereof. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter pronoun, as the context may require.

     10.7 CERTAIN DEFINITIONS. For purposes of this Agreement, the term:

     (a) "affiliate" of a person shall mean a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

     (b) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

     (c) "Dollars" or "$" means U.S. dollars;

     (d) "person" means an individual, corporation, partnership, association, trust or any unincorporated organization; and

     (e) "SEK" means Swedish krona.

     10.8 EXECUTION IN COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

     10.9 AMENDMENTS; WAIVERS. This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by Buyer, the Company and the Stockholder, or, in the case of a waiver, the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

     10.10 Dispute Resolution.
           ------------------

     (a) Buyer and the Stockholder mutually encourage the prompt, efficient and equitable settlement of disputes and disagreements arising out of or relating to this Agreement, any Exhibits hereto or any of the transactions contemplated hereby. Any such dispute or disagreement between or among any of the parties to this Agreement shall be determined as set forth in this Section 10.10, except as otherwise specifically provided in Section 1.3 with respect to the determination of the Adjustment Amount, unless the manner of resolution of the matter is otherwise specifically provided for in this Agreement or otherwise agreed by all parties to the dispute.

     (b) Any dispute, controversy or claim arising out of or in connection with this Agreement or any Exhibits hereto, or the breach, termination or invalidity thereof, shall be finally settled by arbitration in accordance with the Rules of the Arbitration Institute of the Stockholm Chamber of Commerce. The arbitral tribunal shall be composed of three arbitrators. The place of arbitration shall be Stockholm. The language to be used in the arbitral proceedings shall be English.

     10.11 CERTAIN REMEDIES; SEVERABILITY. In case any of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, any such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had been limited or modified (consistent with its general intent) to the extent necessary to make it valid, legal and enforceable, or if it shall not be possible to so limit or modify such invalid, illegal or unenforceable provision or part of a provision, this Agreement shall be construed as if such invalid, illegal or unenforceable provision or part of a provision had never been contained in this Agreement.

          [Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date set forth above by their duly authorized representative.


                                             BUYER
                                             -----

                                             CABOT SAFETY CORPORATION
ATTEST:

                                             By:
- ----------------------------------              ---------------------------
[          ], secretary                      PELTOR HOLDING AB



ATTEST:

                                             By:
- ----------------------------------              ---------------------------
[          ], secretary                      ACTIVE I MALMO AB (publ.)



ATTEST:

                                             By:
- ----------------------------------              ---------------------------
[          ], secretary                      LEIF PALMAER INVEST AB



ATTEST:

                                             By:
- ----------------------------------              ---------------------------
[          ], secretary                      LEIF ANDERSSON INVEST AB

ATTEST:

                                              By:
- ----------------------------------               --------------------------
[          ], secretary


                                                                      EXHIBIT A
                                                                      ---------


                           FORM OF APPOINTMENT LETTER

Ernst & Young is hereby requested to solve the dispute described in EXHIBIT hereto between the parties to the Stock Purchase Agreement dated April 25, 1996, all in accordance with SECTION 1.3(b) of the Stock Purchase Agreement. A copy of the Stock Purchase Agreement is enclosed hereto. For this purpose Ernst & Young shall have full access to all working papers, records and books relating to the audit and drawing up of the Closing Statements (as defined in the Stock Purchase Agreement).

Place:

Date:



- ------------------------------                ---------------------------------
CABOT SAFETY CORPORATION                      PELTOR HOLDING AB



- ------------------------------                ---------------------------------
ACTIVE I MALMO AB (publ.)                     LEIF PALMAER INVEST AB



- ------------------------------
LEIF ANDERSSON INVEST AB

                                                                      EXHIBIT B
                                                                      ---------

                        FORM OF NON-COMPETITION AGREEMENT

     NON-COMPETITION AGREEMENT dated this 25 day of April, 1996 by and among Cabot Safety Corporation, a Delaware corporation ("Buyer"), Peltor Holding AB, a Swedish corporation (the "Company"), Leif Palmaer Invest AB, a Swedish corporation ("LPAB"), Leif Andersson Invest AB, a Swedish corporation ("LAAB"), (the Company, LPAB and LAAB collectively referred to as the "Companies"), and Active i Malmo AB, a Swedish corporation (the "Stockholder") executed and delivered pursuant to a certain Stock Purchase Agreement dated as of April 25, 1996 pursuant to which Buyer is purchasing from the Stockholder shares of the capital stock of the Company, all of the outstanding shares of the capital stock of LPAB and all of the outstanding shares of the capital stock of LAAB (the "Stock Purchase Agreement"). Capitalized terms used in this Agreement and not defined herein shall have the respective meanings ascribed to them in the Stock Purchase Agreement.


                               W I T N E S S E T H
                               - - - - - - - - - -

     WHEREAS, the Stockholder owns of record and beneficially 278.050 shares of the outstanding and issued capital stock of the Company (the "Company Shares"), LPAB owns of record and beneficially 300.000 shares of the outstanding and issued capital stock of the Company and LAAB owns of record and beneficially
300.000 shares of the outstanding and issued capital stock of the Company, such
878.050 shares all having a par value of SEK 5 and constituting the entire issued capital stock of the Company (said shares being referred to herein as the "Common Stock"); and

     WHEREAS, the Stockholder owns of record and beneficially all of the issued and outstanding capital stock of (x) LPAB, consisting of 500 shares with a par value per share of SEK100 (said shares being referred to herein as the "LPAB Shares") and (y) LAAB consisting of 500 shares with a par value per share of SEK100 (said shares being referred to herein as the "LAAB Shares"); and

     WHEREAS, the Stockholder desires to transfer to Buyer all of the Company Shares, LPAB Shares and LAAB Shares and the execution and delivery by the Stockholder of this Agreement is a condition precedent to the obligations of Buyer under the Stock Purchase Agreement.

     NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1.     NON-COMPETITION
- ------------------------------

     (a) NON-COMPETITION AGREEMENT. The Stockholder hereby agrees that during the period commencing on the date of the Closing and ending on the date which is five (5) years after the date hereof, the Stockholder will not, without the express written consent of Buyer, directly or indirectly, in the existing markets, engage in any activity which is, or participate or invest in or assist (whether as owner, part-owner, shareholder, partner, or in any other capacity) any business organization whose activities, products or services include the manufacture, distribution or sale in the existing markets of products of the kind currently manufactured by the Company. Without implied limitation, the foregoing covenant shall include (i) hiring or attempting to hire for or on behalf of any such competitor any officer, employee or consultant named on
Schedule 2.23(a) in the Stock Purchase Agreement, (ii) soliciting or encouraging any officer or employee of the Company, Buyer or their respective affiliates to terminate his or her relationship or employment with the Company, Buyer or any of their respective affiliates, soliciting for or on behalf of any such competitor any client of the Company, Buyer or any of their respective affiliates, and diverting to any Person (as hereinafter defined) any client or business opportunity of the Company, Buyer or any of their respective affiliates. For purposes of this Agreement, (x) the term "Person" shall mean an individual, a corporation, an association, a partnership, an estate, a trust, and any other entity or organization and (y) the term "affiliate" shall mean, as to any Person, (i) each direct or indirect Subsidiary (as defined in Section 2.3 below) of such Person, (ii) each other Person of which such Person is a direct or indirect Subsidiary, and (iii) each other direct or indirect Subsidiary of such other Person.

     (b) GEOGRAPHIC AREA. The provisions of Section 1(a) of this Agreement shall apply in the following geographic areas:

     (i) All countries in which the Company is currently conducting any business activities;

     (ii) All countries in which the Company is currently contemplating the commencement of business activities;


SECTION 2.     SCOPE OF AGREEMENT
- ---------------------------------

     The parties acknowledge that the time, scope, geographic area and other provisions of this Agreement have been specifically negotiated by sophisticated commercial parties and agree that (a) all such provisions are reasonable under the circumstances of the transactions contemplated by the Stock Purchase Agreement, (b) are given as an integral and essential part of the transactions contemplated by the Stock Purchase Agreement and (c) but for the covenants of the Stockholder contained in this Agreement, the parties to the Stock Purchase Agreement would not enter into the Stock Purchase Agreement or consummate the transactions contemplated thereby. The Stockholder has independently consulted with his counsel and has been advised in all respects concerning the reasonableness and propriety of the covenants contained herein, with specific regard to the business conducted by the Company.


SECTION 3.     SPECIFIC PERFORMANCE; SEVERABILITY
- -------------------------------------------------

     It is specifically understood and agreed that any breach of the provisions of this Agreement by the Stockholder will result in irreparable injury to Buyer and the Company, that the remedy at law alone will be an inadequate remedy for such breach and that, in addition to any other remedy it may have, Buyer and the Company shall be entitled to enforce the specific performance of this Agreement by the Stockholder through both temporary and permanent injunctive relief without the necessity of proving actual damages. In the event that any covenant contained in this Agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respect as to which it may be enforceable, all as determined by such court in such action. The existence of any claim or cause of action which the Stockholder may have against Buyer or the Company shall not constitute a defense or bar to the enforcement of any of the provisions of this Agreement and shall be pursued through separate court action by the Stockholder.


SECTION 4.     MISCELLANEOUS
- ----------------------------

     (a) All notices, requests, demands and other communications hereunder shall be given in accordance with Section 10.2 of the Stock Purchase Agreement.

     (b) The failure of any of the parties to require the performance of a term or obligation or to exercise any right under this Agreement or the waiver of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or exercise of such right or the enforcement at any time of any other right hereunder or be deemed a waiver of any subsequent breach of the provision so breached, or of any other breach hereunder. This Agreement shall inure to the benefit of, and be binding upon, successors of Buyer or the Company by way of merger, consolidation or transfer of substantially all the assets of Buyer or the Company, and may not be assigned by the Stockholder. This Agreement supersedes all prior understandings and agreements between the parties relating to the subject matter hereof (without limitation of the Stock Purchase Agreement).

     IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the date first set forth above.


                                          ACTIVE I MALMO AB (publ.)


                                          By:________________________________


                                          CABOT SAFETY CORPORATION


                                          By:________________________________


                                          PELTOR HOLDING AB

                                          By:________________________________

                                                                      EXHIBIT C
                                                                      ---------


                                ESCROW AGREEMENT

     ESCROW AGREEMENT dated as of April 25, 1996, by and among Cabot Safety Corporation, ("Buyer"), and ACTIVE i Malmo AB (publ), ("Stockholder") and SE Banken ("Escrow Agent").

                               W I T N E S S E T H
                               - - - - - - - - - -

     WHEREAS, Stockholder and Buyer entered into that certain Stock Purchase Agreement, dated as of April 25, 1996 (the "Stock Purchase Agreement");

     WHEREAS, as contemplated by the Stock Purchase Agreement, upon the closing of the transactions contemplated by the Stock Purchase Agreement, Buyer will deposit the sum of U.S.$10.0 million in cash (the "Escrow Funds") in escrow for the purpose of providing security for the payments of any Adjustment Amount in accordance with Section 1.3 of the Stock Purchase Agreement;

     WHEREAS, the parties hereto desire that Escrow Agent be appointed as escrow agent to act in accordance with the terms and conditions hereof;

     NOW, THEREFORE, Stockholder and Buyer agree with Escrow Agent as follows:


ARTICLE 1.     APPOINTMENT
- --------------------------

1.1 Stockholder and Buyer hereby appoint Escrow Agent to act as escrow agent in accordance with the terms thereof, and Escrow Agent hereby accepts such appointment.

1.2 As contemplated by the Stock Purchase Agreement, upon the closing of the transactions contemplated by the Stock Purchase Agreement, Buyer will deposit the Escrow Funds in the name of Escrow Agent at a bank or similar financial institution agreed on by Stockholder and Buyer (the "Bank"). Escrow Agent hereby agrees to hold and dispose of the Escrow Funds in accordance with the provisions of this Agreement.

1.3 Escrow Agent will hold the Escrow Funds, in the name of Escrow Agent, at the Bank. Neither Buyer, Stockholder, nor Escrow Agent will be responsible for any losses resulting from investments of the Escrow Funds or failure or insolvency of the Bank. Any interest or other income earned on any investment of the Escrow Funds shall be handled by Escrow Agent as provided for in Section 2.3.


ARTICLE 2.     RELEASE AND INVESTMENT OF ESCROW FUNDS
- -----------------------------------------------------

2.1 The Provisions of this Section 2.1 shall apply from the date hereof with respect to payments required to be made under Sections 1.3 of the Stock Purchase Agreement. Escrow Agent will release the Escrow Funds from escrow and deliver the Escrow Funds as provided in Section 2.1(a).

(a) Escrow Agent shall release the Escrow Funds or parts thereof to Buyer, Stockholder and/or the Dispute Accountants in the amounts stated in the Escrow Release Notice upon receipt of
     (i) an Escrow Release Notice executed by authorized officers of both Buyer and Stockholder in accordance with Section 1.3(c)(i) of the Stock Purchase Agreement, or
     (ii) an Escrow Release Notice executed by an authorized officer of Buyer and including a final determination by the Dispute Accountants stating the amount of the Adjustment Amount, or
     (iii) an Escrow Release Notice executed by an authorized officer of the Buyer and including a Termination Letter from Stockholder entitling Buyer to liquidated damages of SEK 6,700,000.

2.2 The Escrow Agent agrees to invest and reinvest as directed from time-to-time at the joint written direction of the Buyer and Stockholder. The parties shall select investments that can be readily converted into US$10.0 million in cash. The Escrow Agent may hold all investments in nominee name. The Escrow Agent shall not be liable to Buyer, the Stockholder, or the Stockholder for any claim related to the investment or management of the Escrow Funds, provided that the Escrow Agent complies with the joint written directives of Buyer and Stockholder.

2.3 All interest or other income earned with respect to the investment of the Escrow Funds by the Escrow Agent during the period of this escrow arrangement shall accrue and be held by the Escrow Agent for the benefit of the parties, in the proportion as each party finally receives the Escrow Funds as if they were Escrow Funds. All such interest or other income shall be disbursed pursuant to this Section 2.3.

2.4 If Buyer and Stockholder cannot resolve any dispute relating to the release from escrow of the Escrow Funds, then such dispute shall be solved in the manner stated for dispute resolution in

Section 10.10 of the Stock Purchase Agreement. Escrow Agent shall deliver the Escrow Funds as may be determined in such arbitration.

ARTICLE 3.     CONCERNING THE AGENT
- -----------------------------------

3.1 Escrow Agent may confer with legal counsel in the event of any dispute or question as to the construction of the provisions hereof, or its duties hereunder, and it shall incur no liability and it shall be fully protected in acting in accordance with the opinions of such counsel.

3.2 (a) Subject to the provisions of Section 3.2(b), in the event of any conflicting or inconsistent claims or demands being made in connection with the subject matter of this Agreement, or in the event that Escrow Agent is in doubt as to what action it should take hereunder, Escrow Agent may, at its option, refuse to comply with any claims or demands on it, or refuse to take any other action hereunder so long as such disagreement continues or such doubt exists, and in any such event, Escrow Agent shall be entitled to continue to refrain from acting until (i) the rights of all parties have been fully and finally adjudicated in accordance with Section 10.10 in the Stock Purchase Agreement, or
(ii) all differences shall have been settled and all doubt resolved by agreement among all of the interested parties, and Escrow Agent shall have been notified thereof in writing signed by all such parties.

     (b) Escrow Agent, Buyer and Stockholder acknowledge and agree that Escrow Agent is not entitled to exercise any rights under Section 3.2(a) in the event that a proper Escrow Release Notice has been delivered to Escrow Agent pursuant to Section 2.1(a).

3.3 Escrow Agent shall not be liable for anything which it may do or refrain from doing in connection with this Agreement, except for its own negligence or wilful misconduct. The Buyer and Stockholder jointly and severally agree to indemnify Agent for, and to hold it harmless against, any loss, liability or expense (including, without limitation, reasonable attorney's fees) incurred by it without negligence or wilful misconduct on its part arising out of or in connection with its entering into this Agreement and the carrying out of its duties hereunder, including the costs and expenses of defending itself against any claim of liability in the premises.

3.4 Escrow Agent may resign for any reason, upon thirty (30) days written notice to the parties to the Agreement. Upon expiration of such thirty (30) day notice period, Escrow Agent may deliver all cash and other property in its possession under this Agreement to any successor escrow agent appointed by the Buyer and Stockholder. Upon such delivery, Escrow Agent shall be released from any and all liability under this Agreement. A termination under this Section shall in no way discharge Sections 3.2, 3.3 and 3.5 of this Article 3 affecting reimbursement of expenses, indemnity, and fees. Escrow Agent shall have the right to deduct from the property to be transferred to any successor agent any unpaid fees.

3.5 Buyer and Stockholder will each be jointly and severally liable to Escrow Agent for the fees of the Escrow Agent and the expenses, if any, reasonably incurred by Escrow Agent pursuant to this Agreement. Buyer and Stockholder hereby agree, as between themselves, that each will pay a proportion of such fees and expenses incurred by Escrow Agent pursuant to this Agreement as corresponds to the proportion of the Escrow Funds that finally is paid to the other party. Escrow Agent shall be entitled to retain from any disbursements requested hereunder any outstanding fees and/or expenses due to it hereunder. Escrow Agent is hereby granted a lien on the Escrow Funds for all indebtedness that may become owing to Escrow Agent pursuant to this Agreement, which may be enforced by Escrow Agent within thirty (30) days after Escrow Agent makes demand therefore from the parties, Escrow Agent may charge such fee against the Escrow Funds, either against the corpus of the Escrow Funds or interest earned thereon.

3.6 It is strictly understood that Escrow Agent has no duty to disburse any funds to any person until such funds have been collected by Escrow Agent and those funds are available.


ARTICLE 4.     MISCELLANEOUS
- ----------------------------

4.1 Escrow Agent is authorized to accept this Agreement and to take any and all actions hereunder as it shall, in its reasonable discretion, determine to be appropriate to effectuate this Agreement.

4.2 Escrow Agent will be protected in acting upon any written notice, request, waiver, consent, certificate, receipt, authorization, power or attorney, or other paper or document that Escrow Agent in good faith reasonably believes to be genuine and reasonably believes to be what it purports to be.

4.3 This Agreement will be binding upon the parties hereto and their respective successors and assigns.

4.4 This Agreement, and the agreements referred to herein, constitute the entire agreement between the parties hereto with respect to the transactions contemplated hereby.

4.5 This agreement will be governed by, and construed and enforced in accordance with, the internal laws of Sweden.

4.6 This agreement may be amended only by a written agreement executed by all of the parties hereto.

4.7 As concerns notices etc to be given under this Agreement Section 10.2 of the Stock Purchase Agreement shall apply. Such notice etc shall be sent to the following address of the Escrow Agent:

4.8 Each party executing this Agreement warrants that it has authority to execute this Agreement.

4.9 This Agreement may be executed in several counterparts, and it will not be necessary for each party to execute each of such counterparts, but when all of the parties have executed and delivered one or more of such counterparts, the several parts, when taken together, will be deemed to constitute one and the same instrument, enforceable against each party in accordance with its terms.

4.10 This Agreement may be terminated upon the written agreement of Stockholder and Buyer at any time and shall terminate when there are no remaining Escrow Funds. Upon termination of this Agreement, Escrow Agent shall be discharged of all responsibility hereunder at such time as Escrow Agent shall have completed its duties hereunder; PROVIDED HOWEVER, Escrow Agent's rights to indemnify and to receive payment of its fees and expenses shall survive any termination of this Agreement.

                             -----------------------

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                         CABOT SAFETY CORPORATION


                                          By:_______________________________

                                          Its:______________________________

                                          ACTIVE I MALMO AB (publ)


                                          By:_______________________________

                                          Its:______________________________

                                          SKANDINAVISKA ENSKILDA BANKEN


                                          By:_______________________________

                                          Its:______________________________

                                                                      EXHIBIT D
                                                                      ---------

                             FORM OF GENERAL RELEASE

     This General Release is delivered pursuant to that certain Stock Purchase Agreement (the "Stock Purchase Agreement") dated as of April 25, 1996 by and among Cabot Safety Corporation, a Delaware corporation ("Buyer"), Peltor Holding AB, a Swedish corporation (the "Company"), Leif Palmaer Invest AB, a Swedish corporation ("LPAB"), Leif Andersson Invest AB, a Swedish corporation ("LAAB"), (the Company, LPAB and LAAB collectively referred to as the "Companies"), and Active i Malmo AB, a Swedish corporation (the "Stockholder") pursuant to which Buyer is purchasing from the Stockholder shares of the capital stock of the Company, all of the outstanding shares of the capital stock of LPAB and all of the outstanding shares of the capital stock of LAAB (the "Stock Purchase Agreement"). Capitalized terms used in this Agreement and not defined herein shall have the respective meanings ascribed to them in the Stock Purchase Agreement.

     For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the undersigned, the undersigned (the "Stockholder") hereby releases and discharges Buyer, the Company, LPAB, LAAB and their respective subsidiaries, each of the present and former directors, officers, employees and agents of Buyer, the Company, LPAB, LAAB or their respective subsidiaries, affiliates of any of the foregoing and their respective successors and assigns (each a "Released Party") of and from any and all commitments, indebtedness, suits, demands, obligations and liabilities of every kind and nature, including claims and causes of action both at law and in equity, which the Stockholder and/or the Stockholder's subsidiaries, affiliates, successors or assigns ever had, now has or, to the extent arising from or in connection with any act, omission or state of facts taken or existing on or prior to the Closing Date, may have after the date hereof, against any Released Party, whether asserted, unasserted, absolute, contingent, known or unknown, or in any role or capacity, other than claims or causes of action arising under or pursuant to the Stock Purchase Agreement and each document executed in connection therewith.

     The Stockholder hereby represents to the Released Parties that (i) it has not assigned any claim or possible claim against any Released Party, (ii) it fully intends to release all claims against the Released Parties including without limitation unknown and contingent claims (other than those specifically reserved above), and (iii) it has consulted with counsel with respect to the execution and delivery of this general release and has been fully apprised of the consequences hereof.

                          -----------------------------

     This Stockholder's Release shall be governed by and construed in accordance with the internal laws of Sweden.

     EXECUTED as of the ___ day of May, 1996.

                                       ACTIVE I MALMO AB (publ.)


                                       By:____________________________________

                                                                      EXHIBIT E
                                                                      ---------


                            CONFIDENTIALITY AGREEMENT

     This Agreement is in reference to the proposed disclosure by ACTIVE I MALMO AB ("ACTIVE") and PELTOR HOLDING AB (hereinafter collectively referred to as "PELTOR") to and for evaluation by representatives of CABOT SAFETY CORPORATION (hereinafter referred to as "CABOT SAFETY") of certain information (hereinafter referred to as "INFORMATION") to be delivered in written form and in meetings with representatives of ACTIVE and PELTOR and relating to CABOT SAFETY's evaluation of a potential acquisition (the "Acquisition") of the stock of PELTOR. This INFORMATION may include information regarding technology, new products, modifications to existing products, development plans, financial data, and the general business affairs of PELTOR. PELTOR considers such INFORMATION to be proprietary and confidential and accordingly, requires that this INFORMATION be received and handled by CABOT SAFETY on the following basis:

     CABOT SAFETY shall retain in strict confidence for a period of five (5) years from the date hereof all of the INFORMATION and shall not disclose any portion of the information to any third party, except that CABOT SAFETY may disclose the INFORMATION in strict confidence to those employees, officers, directors, advisors, representatives and agents of CABOT SAFETY who require access to the INFORMATION for the purpose of evaluating the Acquisition, and then only to such individuals who have been advised of this Agreement and have agreed to maintain the strict obligation of confidence thereunder.

     CABOT SAFETY shall not use any of the INFORMATION for any purpose other than to evaluate the same as hereinabove stated.

     CABOT SAFETY shall not have any obligation of confidence to PELTOR in respect of:

     1. INFORMATION which was known to CABOT SAFETY prior to any disclosure thereof to CABOT SAFETY by PELTOR which prior knowledge on the part of CABOT SAFETY shall be called to the attention of PELTOR within thirty (30) days after disclosure of the INFORMATION to CABOT SAFETY by PELTOR and the existence of which prior knowledge shall be provable only by written documents or other tangible evidence bearing dates earlier than the date of disclosure by PELTOR. If prior knowledge by CABOT SAFETY is not brought to the


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


attention of PELTOR as hereinabove provided, it shall be conclusively resumed that CABOT SAFETY had no such prior knowledge.

     2. INFORMATION which is now in the public domain, or which in the future enters the public domain through no fault of CABOT SAFETY (in which event CABOT SAFETY's obligation of strict confidence in respect thereto shall terminate on the date of entry of the INFORMATION into the public domain). INFORMATION in a form other than a printed publication or other tangible form will not be deemed to be in the public domain. INFORMATION shall not be deemed to be in the public domain merely because individual elements thereof are separately found in the public domain. INFORMATION shall not be deemed to be in the public domain merely because it is, or parts of it are, embraced by general disclosures in the public domain.

     3. INFORMATION which is disclosed to CABOT SAFETY at any time by a third party having right to make such disclosure to CABOT SAFETY, and without any obligation of confidence on the part of CABOT SAFETY to third party in respect of said disclosure.

     4. INFORMATION which is released from its confidential status by the prior written consent of PELTOR.

     5. This Agreement shall be governed by and construed in accordance with the laws of Sweden.

     6. Any dispute in connection with this Agreement shall be finally settled by arbitration in accordance with the Rules of the Arbitration Institute of the Stockholm Chamber of Commerce. The arbitral tribunal shall be composed of three members. The arbitration proceedings shall be conducted in the English language.

     7. It is specifically understood and agreed that any breach of the provisions of this Agreement by CABOT SAFETY will result in irreparable injury to PELTOR, that the remedy at law alone will be an inadequate remedy for such breach and that, in addition to any other remedy it may have, PELTOR shall be entitled to enforce the specific performance of this Agreement by CABOT SAFETY through both temporary and permanent injunctive relief without the necessity of proving actual damages. The existence of any claim or cause of action which PELTOR may have against CABOT SAFETY shall not constitute a defense or bar to the enforcement of any of the provisions of this Agreement and shall be pursued through separate court action by PELTOR.

     CABOT SAFETY shall, promptly after it has completed its evaluation of the INFORMATION or promptly after request by PELTOR return all INFORMATION in its possession and at its expense to PELTOR, and shall retain no copies thereof.


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


     Nothing herein shall be deemed a grant of license directly or indirectly to CABOT SAFETY under any patent application or patent of PELTOR.

     IN WITNESS WHEREOF the parties have set their hand as of this 12th day of April, 1996.

                                           ACTIVE I MALMO AB and
                                           PELTOR HOLDING AB


                                           By: _____________________________
                                               Bo Hakansson
                                               Duly Authorized

                                           CABOT SAFETY CORPORATION


                                           By: _____________________________
                                               John D Curtin, Jr
                                               Chairman


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

                                                                      EXHIBIT F
                                                                      ---------


                         FORM OF COMPANY COUNSEL OPINION

     We have acted as counsel for Peltor Holding AB (the "Company"), Leif Palmaer Invest AB ("LPAB"), Leif Andersson Invest AB ("LAAB") (the Company, LPAB and LAAB collectively referred to as the "Companies") and ACTIVE i Malmo AB
(publ) ("Seller") in connection with the sale of the shares pursuant to the Stock Purchase Agreement between Seller, each of the Companies and Cabot Safety Corporation ("Buyer") dated as of April [ ], 1996, (the "Stock Purchase Agreement"). This opinion is furnished pursuant to Section 6.2(b) of the Agreement.

1. Each of the Companies and each of the Subsidiaries is a corporation duly organized and validly existing and in good standing if applicable under relevant law under the laws of the jurisdiction of its incorporation.

2. The Stockholder is a corporation duly organized and validly existing and in good standing under the laws of Sweden.

3. Each of the Companies has full right, power and authority to execute, deliver and perform the Stock Purchase Agreement and each agreement, document and instrument to be executed and delivered by it, as the case may be, pursuant to the Stock Purchase Agreement (the "Related Agreement") and to consummate the transactions contemplated thereby. The execution, delivery and performance by each of the Companies of the Stock Purchase Agreement and each Related Agreement has been duly and validly authorized by all necessary corporate action of each of the Companies and the Stockholder and no further corporate proceedings on the part of each of the Companies or the Stockholder are required in connection therewith.

4. The Stockholder has full right, power and authority to execute, deliver and perform the Stock Purchase Agreement and Related Agreements and to consummate the transactions contemplated thereby. The execution, delivery and performance by the Stockholder of the Stock Purchase Agreement and each Related Agreement has been duly and validly authorized by all necessary corporate action of the Stockholder and no further corporate proceedings on the part of the Stockholder or its shareholders are required in connection therewith.

5. The Stock Purchase Agreement and each Related Agreement has been duly executed and delivered by the Stockholder and each of the Companies. The Stock Purchase Agreement and each


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


Related Agreement constitutes the legal, valid and binding obligation of the Stockholder and each of the Companies enforceable against such party in accordance with its terms, except to the extent that the enforcement of any such agreement or any right or remedy thereunder is subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, preferential transfer, moratorium or similar laws of general application affecting creditors' rights and to equitable principles (regardless of whether enforceability is considered in a proceeding at law or in equity) limiting the right to obtain specific performance or other equitable relief provided.

6. The execution and delivery by the Stockholder and each of the Companies of the Stock Purchase Agreement and each Related Agreement ant the consummation of the transactions contemplated thereby: (i) do not violate any provision of the charter of the Stockholder, each of the Companies or any of their respective subsidiaries; (ii) do not violate any statute, rule or regulation applicable to any of the Stockholder, each of the Companies or any of its Subsidiaries or their respective properties or, require any of the Stockholder, each of the Companies or any of their respective subsidiaries to obtain any approval, consent or waiver of, or to make any filing with, any governmental or regulatory agency or administrative body or any other person or entity, in each case that has not been obtained or made; and (iii) does not result in a breach of, constitute a default under, accelerate any obligation under or give rise to a right of termination of any contract or agreement known to us or any order, writ, judgment, injunction, decree, determination or arbitration award known to us to which any of the Stockholder, each of the Companies or any of their respective Subsidiaries is a party or by which the property of any of the Stockholder, each of the Companies or any of their respective Subsidiaries (as applicable) is bound or affected, or, to our knowledge, result in the creation or imposition of any mortgage, pledge, lien security interest or other charge or encumbrance on any of the Company Shares or any property or asset owned by the Stockholder, each of the Companies or any of their respective Subsidiaries;

7. To our knowledge, after due inquiry, there are no actions, suits, claims or proceedings pending or overtly threatened in writing against any of the Stockholder, each of the Companies or any of their respective Subsidiaries, whether by law or in equity, or before or by any federal, state, municipal or other governmental body, which seek to enjoin, restrain or prohibit or might result in damages in respect of, the Stock Purchase Agreement or the complete consummation of the transactions contemplated by the Stock Purchase Agreement;

8. Delivery of certificates for the Company Shares in registered form, issued or endorsed to Buyer and payment therefore by Buyer as provided in the Stock Purchase Agreement will pass to Buyer all of the rights of the Stockholder in the Company Shares, free and clear of any and all liens, encumbrances, charges or claims;



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



9. The total authorized capital stock of the Company consists of 878.050 shares of Common Stock of which 878.050 shares are issued and outstanding. All of the shares of the Company's Common Stock were duly authorized and validly issued. There are no outstanding options, warrants, rights, commitments, agreements, understandings or preemptive rights to which the Stockholder, the Company or any of their respective Subsidiaries are a party or by which any of them are bound relating to the issuance or sale by the Company or any of its Subsidiaries of, or outstanding securities convertible into or exchangeable for, any shares of capital stock of any class of the Company or any of its Subsidiaries. The Stockholder owns of record and beneficially 278.050 shares of the outstanding and issued capital stock of the Company (the "Company Shares"), LPAB owns of record and beneficially 300.000 shares of the outstanding and issued capital stock of the Company and LAAB owns of record and beneficially 300.000 shares of the outstanding and issued capital stock of the Company.

10. The total authorized capital stock of LPAB consists of 500 shares of Common Stock of which 500 shares are issued and outstanding. All of the shares of LPAB's Common Stock were duly authorized and validly issued. There are no outstanding options, warrants, rights, commitments, agreements, understandings or preemptive rights to which the Stockholder, LPAB or any of their respective Subsidiaries are a party or by which any of them are bound relating to the issuance or sale by LPAB or any of its Subsidiaries of, or outstanding securities convertible into or exchangeable for, any shares of capital stock of any class of LPAB or any of its Subsidiaries. The Stockholder is the owner of all outstanding shares of LPAB.

11. The total authorized capital stock of LAAB consists of 500 shares of Common Stock of which 500 shares are issued and outstanding. All of the shares of LAAB's Common Stock were duly authorized and validly issued. There are no outstanding options, warrants, rights, commitments, agreements, understandings or preemptive rights to which the Stockholder, LAAB or any of their respective Subsidiaries are a party or by which any of them are bound relating to the issuance or sale by LAAB or any of its Subsidiaries of, or outstanding securities convertible into or exchangeable for, any shares of capital stock of any class of LAAB or any of its Subsidiaries. The Stockholder is the owner of all outstanding shares of LAAB.



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

                                                                      EXHIBIT G
                                                                      ---------


                          FORM OF BUYER COUNSEL OPINION

     We have acted as counsel for Cabot Safety Corporation ("Buyer") in connection with the sale of the shares pursuant to the Stock Purchase Agreement between Buyer and Peltor Holding AB (the "Company"), Leif Palmaer Invest AB ("LPAB"), Leif Andersson Invest AB ("LAAB") (the Company, LPAB and LAAB collectively referred to as the "Companies") and ACTIVE i Malmo AB (publ) ("Seller") dated as of April [ ], 1996, (the "Stock Purchase Agreement"). This opinion is furnished pursuant to Section 6.2(b) of the Agreement.

     1. Buyer is a corporation organized, validly existing and in good standing under the laws of the State of Delaware.

     2. Buyer has full corporate power and corporate authority to execute and deliver the Stock Purchase Agreement and each other agreement, document and instrument executed and delivered by it pursuant to the Stock Purchase Agreement (the "Related Agreements"), to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution, delivery and performance by Buyer of the Stock Purchase Agreement and each Related Agreement have been duly and validly authorized by all necessary corporate action of Buyer and no further corporate proceedings on the part of Buyer are required in connection therewith.

     3. The Stock Purchase Agreement and each Related Agreement have been duly executed and delivered by Buyer. The Stock Purchase Agreement and each related Agreement constitutes the legal, valid and binding obligation of Buyer enforceable against such party in accordance with its terms, except to the extent that the enforcement of any such agreement or any right or remedy thereunder is subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, preferential transfers, moratorium or similar laws of general application affecting creditor's rights and to equitable principles limiting the right to obtain specific performance or other equitable relief.

     4. The execution, delivery and performance by Buyer of the Stock Purchase Agreement and each related Agreement: (i) does not violate any provisions of the charters or by-laws of Buyer; (ii) does not violate any law, statute. rule or regulation applicable to Buyer or its properties or require Buyer to obtain any approval, consent or waiver of, or make any filing with, any governmental or regulatory agency or administrative body or, to our knowledge, to obtain other


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


approval, consent, waiver of, or to make any filing with, any other person or entity, in each case that has not been obtained or made; and (iii) does not and will not result in a breach of, constitute a default under, accelerate any obligation under or give rise to a right of termination of any contract or agreement included as an Exhibit to Buyer's Registration Statement on Form S-4 filed with the United States Securities and Exchange Commission on _____, 1996, or any order, writ of judgment, injunction, decree, determination or arbitration award known to us to which Buyer is a party or by which the property of Buyer is bound or affected, or, to our knowledge, result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the capital stock of Buyer or any property or asset owned by Buyer.

                                                                      EXHIBIT H
                                                                      ---------



                         FORM OF BUYER'S GENERAL RELEASE

This General Release is delivered pursuant to that certain Stock Purchase Agreement (the "Stock Purchase Agreement") date as of April 25, 1996 by and among Cabot Safety Corporation, a Delaware corporation ("Buyer"), Peltor Holding AB, a Swedish corporation (the "Company"), Leif Palmaer Invest AB ("LPAB"), a Swedish corporation, Leif Andersson Invest AB ("LAAB"), a Swedish corporation and Active i Malmo AB, a Swedish corporation (the "Stockholder") pursuant to which Buyer is purchasing form the Stockholder all of the outstanding shares of the capital stock of the Company, all of the outstanding shares of the capital stock of LPAB and all of the outstanding shares of the capital stock of LAAB. Capitalized terms used in this Agreement and not defined herein shall have the respective meanings ascribed to them in the Stock Purchase Agreement.

     For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the undesigned, the undersigned (the "Buyer") hereby releases and discharges each of the present and former directors the Company and their respective successors and assigns (each a "Released Party") of and from any and all commitments, indebtedness, suits, demands, obligations and liabilities of every kind and nature, including claims and causes of action both at law and equity, which the Buyer and/or the Buyer's subsidiaries, successors or assigns ever had, now has or, to the extent arising from or in connection with any act, omission or state of facts taken or existing on or prior to the Closing Date, may have after the date hereof, against any Released Party, whether asserted, un-asserted, absolute, contingent, known or unknown, or in any role or capacity, other than (i) claims or causes of action arising under or pursuant to the Stock Purchase Agreement and each document executed in connection therewith and (ii) claims or causes of action arising from wilful misconduct or gross negligence on the part of any Released Party.

     The Buyer hereby represents to the Released Parties that (i) it has not assigned any claim or possible claim against any Released Party, (ii) it fully intends to release all claims against the Released Parties including without limitation unknown and contingent claims (other than those specifically reserved above), and (iii) it has consulted with counsel with respect to the execution and delivery of this general release and has been fully apprised of the consequences hereof.

     This Buyer's Release shall be governed by and construed in accordance with the internal laws of Sweden.

              EXECUTED as of the [ ] day of May, 1996,

                                             CABOT SAFETY CORPORATION


                                             By: _____________________________



                                        2